AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1998
                                                    REGISTRATION NO. 333-56479
===============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                          --------------------
                               FORM SB-2
                         REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933
                          --------------------
            RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.
          (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                          --------------------
       NEVADA                     9999                      48-1170767
  (STATE OR OTHER           (PRIMARY STANDARD            (I.R.S. EMPLOYER
  JURISDICTION OF       INDUSTRIAL CLASSIFICATION        IDENTIFICATION NO.)
  INCORPORATION OR             CODE NUMBER)
   ORGANIZATION)
                          --------------------
                         1001 S.W. GAGE BLVD.
                         TOPEKA, KANSAS  66606
                            (785) 273-2244
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                          --------------------
                           MICHAEL C. COOPER
                         1001 S.W. GAGE BLVD.
                         TOPEKA, KANSAS 66606
                            (785) 273-2244
       (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                              COPIES TO:
                        MICHAEL G. QUINN, ESQ.
                     5120 EAST CENTRAL, SUITE B.
                        WICHITA, KANSAS  67208
                            (316) 652-0940
                          --------------------
     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                          --------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                               RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                                         CROSS-REFERENCE SHEET

                                   PURSUANT TO PART I OF FORM SB-2


           FORM SB-2 ITEM AND CAPTION                                     PROSPECTUS CAPTION
----------------------------------------------------       -------------------------------------------------------
 1.  Front of Registration Statement and Outside
     Front Cover Page of Prospectus  . . . . . . . .       Front of Registration Statement; Outside Front
                                                                Cover Page
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus  . . . . . . . . . . . . . . . . . .       Inside Front and Outside Back Cover Pages
 3.  Summary Information and Risk Factors  . . . . .       Prospectus Summary; Risk Factors
 4.  Use of Proceeds   . . . . . . . . . . . . . . .       Prospectus Summary; Use of Proceeds
 5.  Determination of Offering Price   . . . . . . .       Outside Front Cover Page; Risk Factors;
                                                                Plan of Distribution
 6.  Dilution  . . . . . . . . . . . . . . . . . . .       Dilution
 7.  Principal Shareholders  . . . . . . . . . . . .       Principal Shareholders; Plan of Distribution
 8.  Plan of Distribution  . . . . . . . . . . . . .       Outside Front Cover Page; Prospectus Summary;
                                                                Plan of Distribution
 9.  Legal Proceedings   . . . . . . . . . . . . . .       Business -- Management
10.  Directors, Executive Officers, Promoters and
     Control Persons   . . . . . . . . . . . . . . .       Management
11.  Security Ownership of Certain Beneficial
     Owners and Management   . . . . . . . . . . . .       Principal Shareholders
12.  Description of Securities   . . . . . . . . . .       Description of Capital Stock
13.  Interest of Named Experts and Counsel   . . . .       Legal Matters; Experts
14.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities        Not Applicable
15.  Organization within Last Five Years   . . . . .       Prospectus Summary; Business
16.  Description of Business   . . . . . . . . . . .       Prospectus Summary; Risk Factors;
                                                                Use of Proceeds; Dividend Policy;
                                                                Capitalization; Dilution; Selected Financial and
                                                                Operating Data; Financial and Operating Data;
                                                                Business; Management; Certain Transactions;
                                                                Principal Shareholders; Description of Capital
                                                                Stock; Shares Eligible for Future Sale; Plan of
                                                                Distribution, Financial Statements
17.  Management's Discussion and Analysis or Plan
     of Operation  . . . . . . . . . . . . . . . . .       Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations
18.  Description of Property   . . . . . . . . . . .       Business -- Facilities
19.  Certain Relationships and Related Transactions        Management; Certain Transactions
20.  Market for Common Equity and Related
     Stockholder Matters   . . . . . . . . . . . . .       Outside Front Cover Page; Risk Factors; Dividend
                                                           Policy; Description of Capital Stock; Plan of
                                                           Distribution
21.  Executive Compensation  . . . . . . . . . . . .       Management -- Executive Compensation --
                                                                Officer and Director Compensation
22.  Financial Statements  . . . . . . . . . . . . .       Financial Statements
23.  Changes in and Disagreements with
     Accountants on Accounting and Financial
     Disclosure  . . . . . . . . . . . . . . . . . .       Not Applicable


                              (i)

[LOGO]
               RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                 UP TO 50,000,000 SHARES OF COMMON STOCK


     Renaissance Designer Gallery Products, Inc., a Nevada corporation (the "Company"), is offering (the "Offering") up to 50,000,000 shares of Common Stock, $0.01 par value (the "Common Stock") at a price of $0.10 per share.

     The Common Stock is offered by the Company through certain of its officers, who will receive no compensation or reimbursement for expenses attributable to the sale of the Common Stock. The Common Stock may also be offered by broker/dealers which are members of the National Association of Securities Dealers, Inc., and which enter into a Selling Agreement for the Common Stock with the Company. The Common Stock will be offered on a "best efforts, all or none" basis with respect to the first 30,000,000 Shares (the "Minimum Offering") and on a "best efforts" basis with respect to the remaining 20,000,000 Shares (the "Maximum Offering") for a period of 90 days from the date of this Prospectus (which may be extended for an additional 90 day period at the sole discretion of the Company) (the "Offering Period"). Pending the sale of theMinimum Offering, all proceeds will be deposited into an escrow account at Central Bank & Trust Co., Hutchinson , Kansas (the "Escrow Agent"). In the event that the Minimum Offering is not sold within the Offering Period, this Offering will terminate and all funds will be promptly returned to subscribers by the Escrow Agent with interest earned thereon and without deduction for commissions or expenses.

     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SECTION ENTITLED "RISK FACTORS" (BEGINNING AT PAGE 6 OF THIS PROSPECTUS) AND "DILUTION" CONCERNING THE COMPANY AND THIS OFFERING.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=======================================================================================
                                                       Underwriting
                                                       Discounts and        Proceeds to
                                Price to Public     and Commissions (1)     Company (2)
=======================================================================================
    Per Share                          $0.10               $0.009                $0.091
---------------------------------------------------------------------------------------
    Minimum Per Share Total       $3,000,000             $270,000            $2,730,000
---------------------------------------------------------------------------------------
    Maximum Per Share Total       $5,000,000             $450,000            $4,550,000
=======================================================================================

 (1) Assumes that all sales of shares are made by broker/dealers which are members of the National Association of Securities Dealers, Inc., which receive a commission equal to nine percent (9%) per share of the amount of shares sold and that no purchasers were introduced by the Company to the broker/dealers and accepted by the broker/dealers for sale of shares, in which case such commission to the broker/dealers would equal six and one-half percent (6.5%) of the amount of shares sold. The Company has also agreed to indemnify any broker/dealer which has entered into a Selling Agreement with the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for arrangements with participating broker/dealers in this Offering.

 (2)    Before deducting expenses of this Offering payable by the
     Company,  estimated at $100,000.   See "Plan of Distribution."

                    --------------------

     The Common Stock is being offered, by the Company and by participating broker/dealers as agent for the Company, and subject to prior sale, acceptance of offers to purchase, and to approval of certain legal matters by counsel for the Company. The Company reserves the right to reject any order, in whole or in part, and to withdraw, cancel, or modify the offering without notice. The Company expects to have certificates of shares of Common Stock ready for delivery within ten (10) days following the completion of the Offering.


           THE DATE OF THIS PROSPECTUS IS ________, 1998.
                       (front inside cover)

[LOGO: RENAISSANCE]                                        [LOGO: AiM]








                  [PHOTOGRAPH: Corporate Headquarters]













The Company intends to furnish to its shareholders annual reports containing audited financial statements.

-------------------------------------------------------------------------------

                           PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including Risk Factors, Financial Statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus reflects a 10,063.0878197 for 1 stock split as effected on March 13, 1998.

                              THE COMPANY

     The Company is a national network marketing company that recruits direct sales persons to offer its multiple products for sale to the general public and to market the Company's home based business program, which adopts tax and business strategies for its owners. All sales personnel are independent contractors under agreement with the Company. At March 31, 1998, the Company has entered into 20,933 contracts with independent sales representatives or marketing associates (IMAs) located in all 50 states.

     For the Company's product lines, the Company negotiates with manufacturers and distributors of a wide variety of products which are privately labeled or sold exclusively to the Company and offered through its IMAs. The Company attempts to continuously provide products that meet certain market trends or are innovative product breakthroughs. The Company offers its products at the lowest prices possible with timely delivery, customer service and incentives for its sales personnel.

     The Company's home based business plan incorporates tax and business strategies for persons desiring an independent business opportunity, regardless of other full time employment. The Company has contracted with tax and business consultants to formulate and keep current its program for the home based business operator.

     The Company commenced business in 1995 with the introduction of a fine jewelry product line which by 1996 included over 3,000 items, together with a collectibles gallery, which includes limited edition fine art, memorabilia and collectible items, including sports and entertainment industry personalities. By 1997, The Company has developed and maintained full-line catalogs for automotive accessory parts, golf equipment, specialty gifts, houseware items and clothing. The Company intends to continue its "product-line-after-product-line" concept by continuing to offer various products to the general public based on the extremely attractive pricing of the products.
     In late 1997, the Company introduced its home based business program as Advantage International Marketing ("AIM") and operates this concept as an unincorporated division of the Company. AIM offers a complete home based business program generally to individuals seeking a second source of income and includes a prepared business plan, a comprehensive home based business tax system, unlimited access to tax and business consultants through weekly conference calls, tax preparation advice and discounted rates, and tax audit assistance. Purchasers of the program have complete access to the Company's products. Persons becoming independent sales representatives of AIM are automatically sales representatives for the Company's products.

     Product information and training is available to all IMAs through product catalogs, an interactive telephone system, "fax on demand," and on the "One-Minute Networker," which provides a series of training messages on a daily basis. The "One-Minute Networker" is a formatted series of training messages available through a 1-800 voicemail system that automatically delivers daily training messages to each IMA. The AIM program incorporates additional telephone facilities for specific tax and business advice. The Company's product information and training is designed to take the new IMA through each stage of development and product knowledge, marketing plan understanding, and sales organization. For existing IMAs, product information and training is currently updated and immediately available.


                                     3
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

     The Company's strategy is to mass market its home based business program through its IMAs who will then market an unlimited number of universally appealing products with extremely attractive pricing within the IMA network as well as to the retail customers of the IMAs.

     To attract its marketing representatives, the Company has developed a compensation program, the "Trilogy Compensation Plan," which pays commissions and bonuses on a daily, weekly, and monthly basis. The Company believes that this plan gives it a distinct advantage over other direct sales and network marketing companies in the recruitment and retention of marketing representatives. This compensation program does not require the IMA to inventory or purchase the various products but pays the IMA commissions and bonuses based on direct, trinary, and matrix sales. The Company's computer software can effectively post commissions from thousands of transactions throughout its entire IMA network at the close of each business day. It automatically validates the compensation program, complete data entry, prints customer service letters, welcome letters, shipping invoices, purchase orders, daily deposit reconciliations, and daily payment of all commissions and bonuses generated from that day's sales activity on a daily basis.

     The Company's executive offices are located at the historical mansion "Fleming Place," located at 1001 S.W. Gage Boulevard, Topeka, Kansas 66604 and its telephone number is (913)273-2244.

                           THE OFFERING

Common Stock offered by the Company:
     Minimum....................................................   30,000,000 Shares
     Maximum....................................................   50,000,000 Shares

Common Stock to be outstanding after the Offering(1):
     Minimum....................................................  158,943,376 Shares
     Maximum....................................................  178,943,376 Shares

Use of proceeds:................................................  To acquire inventory, develop sales and marketing, purchase equipment, and for general corporate purposes.  See "Use of
                                                                  Proceeds."

--------------------

(1) Excludes 5,000,000 shares of Common Stock subject to outstanding options to directors of which 1,000,000 are currently exercisable at $0.02 per share.

                           RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 6.



                                     4
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                  SUMMARY FINANCIAL AND OPERATING DATA

                                           Period From
                                           June 17, 1995
                                           (Date of                                               Three Months Ended
                                           Inception) to      Year Ended      Year Ended        -------------------------
                                            December 31,      December 31,    December 31,      March 31,       March 31,
                                                 1995             1996            1997            1997             1998
                                           --------------     -----------     -----------     -----------     -----------
                                                                                                       (Unaudited)
STATEMENT OF OPERATION DATA:
Revenue...............................      $   340,108       $ 3,730,220     $ 1,217,835     $   276,711     $   889,147
Net income (loss).....................           14,947           117,054        (517,725)       (198,953)        193,868
Income (loss) per share:
     Basic............................            .0001             .0011          (.0043)         (.0017)          .0015
     Diluted..........................            .0001             .0011          (.0043)         (.0017)          .0015
Weighted average common shares
     outstanding:
     Basic............................      100,630,878       108,123,686     120,173,814     117,513,385     128.943,376
     Diluted..........................      100,630,878       108,123,686     121,507,147     117,513,385     132,943,376

                                                                                        March 31, 1998 (Unaudited)
                                                                      -------------------------------------------------------
                                                                                               Adjusted           Adjusted
                                                                             Actual          (Minimum)(1)       (Manimum)(2)
                                                                      ----------------    ----------------    ---------------
BALANCE SHEET DATA:
     Working capital...............................................   $        465,319    $      3,095,319    $     4,915,319
     Total assets..................................................            751,079           3,381,079          5,201,679
     Total debt....................................................            140,235             140,235            140,235
     Stockholders' equity..........................................            610,844           3,240,844          5,060,844

(1) As adjusted to reflect the sale of 30,000,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(2) As adjusted to reflect the sale of 50,000,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization"



                                     5
-------------------------------------------------------------------------------

                           RISK FACTORS

     In addition to other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. An investment in the shares involves a high degree of risk. Certain of these risks are set forth below and should be considered by investors, among others, as part of their overall evaluation before making a decision to purchase shares.

     Limited Operating History - Ability to Manage Growth. The Company has had a limited operating history commencing its business in June, 1995, and has been subject to all the risks inherent in establishment of a new business enterprise. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a new business. The Company has recently experienced a period of rapid growth that has resulted in new and increased responsibilities for management personnel and has placed and continues to place increased demands on the Company's management, operational and financial systems and resources. To accommodate this recent growth and to compete effectively and manage future growth, the Company will be required to continue to implement and improve its operational, financial and management information systems, and to expand, train, motivate and manage its sales force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage its sales personnel could have a material adverse effect on the Company's business condition and results of operations.

     Part of the Company's strategy for growth includes the introduction of new products to its sales force. In the introduction of new products, the Company experiences substantial expense associated with sales literature, catalog data, design and art preparation, and additional costs associated with the introduction of the products and the training of its sales force. There is no assurance that any new products introduced by the Company will result in profits to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Independent Sales Representatives. The Company's success depends in significant part upon its ability to attract, maintain, and motivate a large base of IMAs, who, in turn, recruit additional IMAs for the sale of the Company's products. The Company expects significant turnover among IMAs from year to year, which the Company believes is typical of direct selling and requires the sponsoring of new IMAs by existing IMAs in order to maintain or increase the overall IMA force. Because the Company has a "no-cost" policy relating to its independent sales representatives' contracts with the IMAs, there is a small amount of terminations of such agreements. The Company, based upon commissions paid to IMAs, believes that approximately 25% of IMAs actively promote sales of the Company's products. The activities of the IMAs in the sale of the Company's products and the recruitment of additional IMAs are particularly impacted by the changes in the level of their motivation, which in turn can be positively or negatively affected by general economic conditions, modifications by the Company in commissions and products and in the Company's marketing plan, and a number of intangible factors. The ability of the Company to attract IMAs could be negatively affected by adverse publicity relating to the Company or its services or its operations, including its network marketing system. Because of the number of factors that impact the recruiting of IMAs, the Company cannot predict when or to what extent any increases or decreases in the level of IMA retention will occur. In addition, the number of IMAs as a percentage of the population may reach levels that become difficult to exceed due to the finite number of persons inclined to pursue an independent direct selling business opportunity. There can be no assurance that the number or productivity of IMAs will be sustained at current levels or will increase in the future.

     Regulation and Management of Independent Sales Representatives. Because the independent sales representatives are classified as independent contractors, and not as employees of the Company, the Company is unable to provide them the same level of direction and oversight as Company employees. While the Company has policies and rules in place governing the conduct of IMAs and periodically reviews the sales tactics of the IMAs, it is difficult to enforce such policies and rules for the IMAs. Violations of these policies and rules could reflect negatively on the Company and may lead to complaints by various federal and state regulatory agencies. The Company has not received any complaints regarding its sales activities.

     Government Regulation. The Company's network marketing system is or may be subject or affected by extensive government regulation including, without limitation, federal and state regulation of the offer and sale of business franchises, business opportunities, and securities. Various governmental agencies monitor direct selling activities. Although the Company believes that its network marketing system is in substantial compliance with the laws and regulations relating to direct selling activities, there is no assurance that legislation and regulations adopted in particular jurisdictions in the future would not adversely affect the Company's operations. The Company also could be found to be in non-compliance with existing statutes or regulations as a result of, among other things, misconduct by IMAs, who are independent contractors over whom the Company has limited control, the ambiguous nature of certain regulations, and the considerable interpretive and enforcement discretion given to regulators. Any assertion or determination that the Company or the IMAs are not in compliance with existing statutes and regulations could have a material adverse effect on the Company. Furthermore, an adverse determination by any one state could influence the decisions of regulatory authorities in other jurisdictions.

     Federal and state agencies have enacted laws, rules and regulations regarding pyramid promotional schemes, violation of which may result in administrative, civil or criminal actions. Since the Company's success depends in significant part upon its ability to attract, maintain, and motivate a large base of IMA's, who, in turn, recruit subscribers for the Company's products and services the Company may be susceptible to state and federal regulation regarding pyramid schemes, as such schemes incorporate compensation for the recruitment of participants. Pyramid promotional schemes generally include a plan or operation by which a participant gives consideration for the opportunity to receive compensation which is derived primarily from that person's introduction of other persons into participation in the plan or operation rather than from the sale of goods, services, or intangible property. The Company is sensitive of such laws, rules and regulations and has designed its sales arrangements for compliance. There is, however, no assurance that any federal or state agency may allege that the Company's sales arrangements constitute a pyramid scheme and, if successful, such actions would have a material adverse impact upon the Company's plan of operations.

     Proceedings Involving Company's Chief Executive Officer. Michael C. Cooper, the Company's President, Chief Executive Officer and Director, together with another former officer of the Company, were subject to allegations of the violation of the Kansas Consumer Protection Act under a referral scheme employed by Truly Special, Inc., a company with which they were both associated. In general, the allegations contend that the respondents made representations to consumers that they would receive a rebate, discount, or other benefit in return for supplying the name of other prospective consumers where such benefits were contingent upon such referrals entering the program and, that such consumers were induced into paying Truly Special, Inc. with the promise that the consumer would receive a future bonus for finding additional persons who were willing to join the program. The Attorney General alleged that the money received in return for investment was derived from the recruitment of additional members, and not from retail product sales. Likewise, from similar proceedings, the Securities Commissioner of Kansas held that such program constituted an investment and was subject to the provisions of the Kansas Securities Act.
While the Company has taken steps to assure itself of its compliance with these laws, rules and regulations, if Mr. Cooper or any of his affiliates, including the Company, were to be found by an administrative body or court of law to have violated any of the provisions of these proceedings in the future, such action could have a material adverse affect upon the Company, its operations and earnings. See "Management - Proceedings Involving Directors and Executive Officers."

     Competition. The products and programs offered by the Company are not exclusive to the Company and the same or similar products and programs may be offered and sold by others including other network marketing organizations, discount department stores, and directly by manufacturers, distributors, or designers of such products and programs. The Company expects that such competitors are larger, better known and have substantially greater marketing, financial, personnel and other resources, including established reputations and working relationships than the Company. The Company anticipates intense competition in all aspects of its business.

     The Company is subject to competition in the recruiting of IMAs from other network marketing organizations, including those that market products similar to those offered by the Company. Most of such competitors have far greater resources and a longer history of operations than that of the Company.

     Industry Conditions and Cyclically. The Company's operations are dependent largely upon retail sales of its products. Each product has a separate identity for consumer use or consumption but the variety of products offered by the Company including the products that may be offered in the future may best be compared to discount department stores where the economy has a direct bearing upon retail sales. Although national retail chains have in the past continued expansion during recessions, particularly in areas of the nation that are less affected by recession, a weak economy could depress the demand for the Company's products and, from time to time, the prices for the Company's products could fluctuate widely. The market for the Company's products are cyclical and are affected by the same economic factors that affect the retail sales industry, in general, including the availability of credit, changes in interest rates, market demand and general economic conditions, all of which are beyond the Company's control. Any deterioration in retail sales could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's home based business program is founded on the premise that a market exists for persons who desire a second income and the advantages associated with self-employment. This program is not novel and has been offered by network marketing companies, distributorships, and licensees for many years. A program of this type is subject to dramatic change as a result of changes in legislation affecting taxation and business opportunities for self-employed persons. The program is also dependent upon the Company's ability to seek out qualified tax and business consultants to develop its programs and to keep such programs current. Though the Company believes that such consultants are readily available, profitability in offering such program will be highly dependent upon the costs the Company will incur associated with such consultants.

     Dependence on Key Personnel.  The success of the Company will depend upon
the continued service of its President, Michael C. Cooper.   None of the
Company's officers or directors has entered into an employment agreement with The Company. The loss of services of Mr. Cooper would be particularly detrimental to the Company because of his experience in network marketing. The Company has purchased key man life insurance on the life of Michael C. Cooper in the amount of $500,000.

     Board of Directors' and Managements' Broad Discretion in Use of Proceeds. The application of the proceeds received as a result of the sale of Common Stock is subject to broad discretion of the Board of Directors and Management of the Company. The application of proceeds for matters such as the acquisition of inventory, the development of sales and marketing, and the purchase of equipment, is subject to change at the time such expenditure may be made. Additionally, the Company's management intends a significant portion of the proceeds of the Offering, whether Minimum Offering or Maximum Offering is achieved, to apply such proceeds for working capital. The application of proceeds to working capital has been made to allow it to meet any unusual expenditures that might occur in the association of new products or services, provide necessary capital so as not to incur long term debt, and to demonstrate to prospective market makers of the Company's Common Stock a sound liquid financial condition of the Company. In the event of the receipt by the Company of proceeds from the Minimum Offering, the Company believes that such amounts will be sufficient to fund its planned expansion and other operating cash
requirements through the end of the second quarter of 1999.    See "Use of
Proceeds."

     Lack of Supplier Agreements. All of the Company's products are manufactured or distributed by others. The Company does not have any contract with any supplier of products and such agreements are subject to cancellation by either party at any time. The lack of contract with any manufacturer or distributor could limit the Company's ability to offer a desired product for sale. See "Business - Suppliers."

     Arbitrary Determination of Offering Price - Lack of Public Market. The public offering price for the Common Stock offered hereby was determined arbitrarily by the Company and should not be assumed to bear any relationship to the Company's assets, net worth or other generally accepted criteria of value. Recent history relating to market prices of newly public companies indicates that the market price, if any, of the securities following this Offering may be highly volatile and illiquid. See "Plan of Distribution." Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this Offering. See "Shares Eligible for Future Sales - Limited Public Trading." Because the Company has chosen a price $0.10 per share as the offering price for the Common Stock, investors in this Offering will be exposed to a higher degree of stock market illiquidity. See "Disclosure Relating to Low-Price Stocks" herein. The Company has chosen the price for the Common Stock primarily in consideration of the number of IMAs likely to purchase its Common Stock and their ability to purchase a higher number of shares at a relatively low investment.

     Disclosure Relating to Low-Price Stocks. The Company intends to apply for quotation of its Common Stock with the Over The Counter-Bulletin Board (OTC-BB). The Company's Common Stock will be subject to the "Penny Stock Rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The "Penny Stock Rules" apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000 ($2,000,000 if the company has an operating history for three or more years). Such rules require, among other things, that brokers which trade "Penny Stocks" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information, under certain circumstances. Many brokers have decided not to trade "Penny Stocks" because of the requirements of the "Penny Stock Rules" and, as a result, the number of broker/dealers willing to act as market markers in such securities is limited. While the Company's securities are subject to "Penny Stock Rules" there may develop an adverse reaction on the market of the Company's securities and impair the ability of purchasers of the Common Stock to resell their Common Stock.. See "Plan of Distribution."

     Lack of Dividends. No dividends have been paid on the Common Stock of the Company and the Company does not anticipate the payment of any dividends in the future but intends to retain its earnings for its business operations. The payment of dividends are subject to Nevada corporate law and are made at the discretion of the Board of Directors of the Company.

     Concentration of Ownership - Anti-Takeover Provision. Michael C. Cooper, the Company's President, and Director, is its principal shareholder and controls, in the aggregate and prior to the Offering, 64.04% of the outstanding stock. Subsequent to the Offering, assuming the Minimum Offering , Mr. Cooper will control 52.03% of the Company and assuming the Maximum Offering, will control 46.25% of the Company. As a result, Mr. Cooper will be able to have a significant influence in the election of the board of directors of the Company and the direction of the Company's business.

     Certain provisions of the Company's Restated Articles of Incorporation and Bylaws could make more difficult the acquisition of the Company by means of a tender offer, proxy contest or the removal of officers and directors. See "Description of Capital Stock."

     Issuance of Preferred Stock. The Restated Articles of Incorporation of the Company allow for the issuance of 10,000,000 shares of Preferred Stock of the par value of $0.01 per share. The Company's Board of Directors may, without further action by the Company's shareholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine rights, preferences, and limitations of each series. Such determination may affect the voting, dividend and preferences upon dissolution of Common Stockholders of the Company. The Company has no intention of issuing Preferred Stock but the issuance thereof may be utilized for the acquisition of other businesses, prevent an undesired takeover attempt of the Company, or associated with additional financings of the Company. The issuance of Preferred Stock is left with the discretion of the Board of Directors of the Company who have undertaken with the Securities Commissioner of Kansas that for a period of two (2) years after the Offering is completed the Company will not issue any Preferred Stock for the purposes of raising additional capital.

      Limitations on Director Liability. The Company's Restated Articles of Incorporation provide, as permitted by governing Nevada law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's Restated Articles of Incorporation and Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Nevada law.

     No Commitment to Purchase Common Stock; Deposits of Subscriptions. The Company will attempt to sell the Common Stock through its own officers and broker/dealers which elect to participate in the sale of the Common Stock as agents of the Company. The Common Stock will be offered on a "best efforts" basis and there is no firm commitment by anyone to purchase any of the shares of
Common Stock.   The Company will not receive any proceeds if shares subject to the Minimum Offering are not sold. If the Minimum Offering is not sold, potential investors will lose the use of their funds for the Offering Period, although the funds invested by them will be returned with interest thereon. All subscriptions for the common stock will be held in escrow with the Escrow Agent. Purchases of Common Stock made by management, principal shareholders, or their affiliates will be on the same terms as that of public investors. Any purchases of shares by such persons will not be included for the purposes of meeting the Minimum Offering as described herein.

     Trademarks, Copyrights and Other Proprietary Information. The Company has potential trademark rights and copyrights for some of its products, but not for all of its products. The Company relies upon certain suppliers of products granting a company a "private label" for the distribution of such products. Except to the extent of the Company's potential trademark rights and copyrights, there is no assurance that any competitor could not offer the products for distribution the same as the Company and the Company has no protection against competitors from developing similar brand names or promotional materials or developing products or programs similar to those of the Company.

     Shares Eligible for Future Sale. An aggregate of 117,647,560 Restricted Shares of the Company's currently outstanding Common Stock are eligible for sale pursuant to Rule 144 of the Securities Act of 1933, as amended; except that 111,295,227 of such shares are held by three persons (including officers and directors) of which 105,755,227 shares are under a contractual impoundment as undertaken by the Company with the Securities Commissioner of Kansas until the Company meets certain earnings tests or periods of time have expired under such impoundment agreement. See "Shares Eligible for Future Sale." If sales of any of the Restricted Shares were to occur in substantial amounts, they could have an adverse impact on the trading price of the Company's stock.

     Dilution.  Purchasers of shares offered hereby will experience an immediate
and substantial dilution in net tangible book value per share.   If the Minimum
Offering is sold, purchasers of the Common Stock will receive an immediate dilution of $0.0796 per share (79.6% of their investment). To the extent that outstanding options to purchase the Company's Common Stock are exercised, the dilution in the net tangible book value per share will increase. See "Dilution."

                         USE OF PROCEEDS

     Net proceeds to the Company will be approximately $4,450,000, assuming all shares of Common Stock (50,000,000) offered hereby are sold, and after deducting a maximum of $450,000 for commissions and an estimated $100,000 for Offering expenses. (See "Plan of Distribution.") If only the minimum number of shares of Common Stock (30,000,000) offered are sold, net proceeds to the Company will be approximately $2,630,000, after payment of a maximum of $270,000 for commissions and an estimated $100,000 for Offering expenses. The Company intends to use the net proceeds for the purposes as set forth in the table below; however, actual expenditures may vary substantially therefrom.

                                         MINIMUM                            MAXIMUM
     APPLICATION                         AMOUNT      PERCENTAGE      AMOUNT        PERCENTAGE
     ---------------------------      ----------     ----------     ----------     ----------
     Sales Training and
          Development (1)             $  650,000         25%        $  850,000         19%

     Inventory of Products for
          Retail(2)                      400,000         15%           450,000         10%

     Employee and Field
          Management Expense(3)          250,000          9%           450,000         10%

     Information Systems(4)              100,000          4%           175,000          4%

     Promotional Items and
          Expenses(5)                    250,000          9%           400,000          9%

     General Corporate Purposes
          and Working Capital(6)         980,000         38%         2,125,000         48%
                                      ----------        ----        ----------        ----

          TOTALS                      $2,630,000        100%        $4,450,000        100%
                                      ==========        ====        ==========        ====

--------------------
(1) Sales training and development expense includes training materials, 1-800 voicemail systems and costs associated with training and sales seminars, catalogs, video tapes, and other materials.
(2) The Company will continue to acquire certain products from suppliers and manufacturers, inventory such items for shipment through sales orders, and store such products at its warehouse facility.
(3) The Company anticipates that during the ensuing 12 months it will hire additional clerical and service personnel, a national sales director, and at least six regional sales directors. Additionally, the Company will bear certain expense associated with the activities sponsored by key IMAs in the various regions.
(4) Information systems include costs associated with upgrading the Company's existing phone system to include digital PBX switch, voice mailbox, selective pager and station messages. The Company intends to acquire additional computers and software equipment to enhance its national operations.
(5) Promotional items include sales brochures, awards, travel expense, costs associated with the introduction of new products, trade shows, news letters, and advertising.
(6) The Company's working capital requirements cannot be specifically determined as of the date of this Prospectus. Generally, the Company expects that working capital may be necessary for its current operations and to offset unanticipated expenditures that may be incurred in the development of its sales force and including additional administrative personnel.

     Projected expenditures in the foregoing table represent estimates of the Company's present intentions. Changes in allocations of such funds may be made at the discretion of the Board of Directors. Any amounts not expended as indicated may be added to the general working capital of the Company. The

Company believes that strong working capital will allow it to meet any unusual expenditures that might occur in the association of new products or services, provide necessary capital so as not to incur long term debt, and provide a better cash foundation of the Company in introducing its Common Stock to prospective market makers. In the event of the receipt by the Company of proceeds from the Minimum Offering, the Company believes that such amounts will be sufficient to fund its planned expansion and other operating cash requirements through the end of the second quarter of 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company may in the future find it necessary or advisable to change the allocation of net proceeds due to the availability of other business opportunities, including joint ventures and the acquisition of businesses in areas related to the Company's business, or other factors. The Company is not engaged in any negotiations nor does it have any commitments with respect to any joint ventures or acquisitions at this time and there can be no assurance that any such transactions will occur. While the Company has not entered into any negotiations, management believes that it can substantially increase the revenues of the Company through the acquisition of existing sales forces associated with other network marketing companies in some of its primary market areas. The Company intends to utilize a portion of the net proceeds of this Offering to affect such acquisitions if such acquisitions are obtainable on terms the Company considers advantageous.

     Pending application of proceeds of this Offering, the Company will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States government obligations, money market accounts or short-term interest-bearing securities.



                         DIVIDEND POLICY

     The Company has never declared or paid a cash dividend on its Common Stock and does not anticipate paying any cash dividends or other distributions on its Common Stock in the foreseeable future. The current policy of the Company's Board of Directors is to reinvest earnings to finance the expansion of the Company's business.





             [REMAINDER OF PAGE INTENTIONALLY BLANK]

                          CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998, (1) on an actual basis, and (2) as adjusted to reflect the receipt of estimated net proceeds from the sale by the Company of 30,000,000 shares of Common Stock pursuant to this Offering at the minimum level and 50,000,000 shares of Common Stock at the maximum level at an assumed initial public offering price of $0.10 per share and after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                                                    March 31, 1998
                                                                       ----------------------------------------
                                                                                             As Adjusted
                                                                                      -------------------------
                                                                        Actual(1)       Minimum        Maximum
                                                                       ----------     ----------     ----------
Long-Term debt                                                         $     -0-      $      -0-     $     -0-
Stockholders' equity:                                                  ----------     ----------     ----------
     Common Stock, $0.01 par value; 500,000,000 shares authorized;
       130,000,000 shares issued and outstanding, actual;
       150,000,000 shares issued and outstanding as
       adjusted at the minimum level; 180,000,000
       shares issued and outstanding, as adjusted
       at the maximum level                                            $1,300,000     $1,600,000     $1,800,000
     Additional paid-in capital (deficit)                                (476,300)     1,853,700      3,473,700
     Retained earnings (deficit)                                         (191,856)      (191,856)      (191,856)
                                                                       ----------     ----------     ----------

                                                                       $  631,844     $3,261,844     $5,081,844

Less treasury stock - at cost                                             (21,000)       (21,000)       (21,000)
                                                                       ----------     ----------     ----------

Total stockholders' equity                                                610,844      3,240,844      5,060,844
                                                                       ----------     ----------     ----------

Total Capitalization                                                   $  610,844     $3,240.844     $5,060,844
                                                                       ==========     ==========     ==========

--------------------
(1) Derived from the Company's unaudited financial statements included elsewhere in this Prospectus. See "Financial Statements."



                             DILUTION

     The net tangible book value (deficit) of the Company's Common Stock as of March 31, 1998 and as adjusted for an approximate 10,063.0878197 for 1 stock split ("stock split") effective as of March 13, 1998, was approximately $575,114 or approximately $0.004460 per share. "Net tangible book value" per share represents the amount of the Company's tangible assets less total liabilities, divided by 128,943,376 shares of Common Stock outstanding.

     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering made hereby and the adjusted net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of 30,000,000 shares of Common Stock in this Offering at an assumed offering price of $0.10 per share and the application of the estimated net proceeds therefrom, the adjusted net tangible book value of the Company as of March 31, 1998, (giving effect to the stock split at March 13, 1998) would have been $3,240,844, or $0.0204 per share. This represents an immediate increase in net tangible book value of $0.015663 to existing shareholders, and an immediate dilution in net tangible book value of $0.0796 (79.6% of investment) per share to purchasers of Common Stock in the Offering as illustrated in the following table:

          Assumed initial public offering price per share                                     $0.10
               net tangible book value per share at March 31, 1998              $0.004460
               Increase per share to existing shareholders attributable
                    to sale of shares to new investors                          $0.015940
                                                                                ---------

          As adjusted net tangible book value per share after the Offering                    $0.0204
                                                                                              -------

          Net tangible book value dilution per share to new investors                         $0.0796
                                                                                              =======

     The following tables set forth, on an adjusted basis as of March 31, 1998, and giving effect to the stock split, the difference between the existing shareholders and the purchasers of shares in the Offering (at an assumed Offering price of $0.10 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                                      MINIMUM OFFERING
                                       SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE PRICE
                                --------------------------     ------------------------
                                   NUMBER          PERCENT        AMOUNT        PERCENT        PER SHARE
                                -----------        -------     -----------      -------      -------------
     Existing shareholders      128,943,376         86.57%     $   802,700      21.11%          $0.007
     New investors               30,000,000         13.43%       3,000,000      78.89%          $0.10
                                -----------        -------     -----------      -------
          Total                 158,943,376           100%     $ 3,802,700        100%
                                ===========        =======     ===========      =======

                                                      MAXIMUM OFFERING
                                       SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE PRICE
                                --------------------------     ------------------------
                                   NUMBER          PERCENT        AMOUNT        PERCENT        PER SHARE
                                -----------        -------     -----------      -------      -------------
     Existing shareholders      128,943,376         72.06%     $   802,700      13.83%          $0.007
     New investors               50,000,000         27.94%       5,000,000      86.17%          $0.10
                                -----------        -------     -----------      -------
          Total                 178,943,376           100%     $ 5,802,700        100%
                                ===========        =======     ===========      =======

                 SELECTED FINANCIAL AND OPERATING DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The statement of operations data set forth below with respect to the period from June 17, 1995 (Date of Inception) to December 31, 1995, and the years ended December 31, 1996 and 1997, and the balance sheet data as of such dates are derived from the financial statements and the notes thereto of the Company, which have been audited by Berberich Trahan & Co., P.A., independent certified public accountants. The statement of operations data for the three months ended March 31, 1997 and 1998, and the balance sheet data as of March 31, 1998, are derived from unaudited financial statements and, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations of the Company for such periods. The results of operations for any interim period are not necessarily indicative of results of operations for the full year.

                                                Period From
                                                June 17, 1995
                                                (Date of                                               Three Months Ended
                                                Inception) to    Year Ended     Year Ended      -------------------------------
                                                December 31,     December 31,   December 31,       March 31,          March 31,
                                                     1995            1996             1997            1997              1998
                                                --------------   -----------    -----------     -------------     -------------
                                                                                                         (Unaudited)
STATEMENT OF OPERATION DATA:
Revenue....................................     $    340,108     $ 3,730,220     $ 1,217,835     $    276,711     $    889,147
Cost of goods sold.........................           92,384         709,675         413,809          115,312           90,929
Commissions expense........................          119,874       1,315,368         460,885          115,277          306,982
Other operating, selling and
    administration expenses................          113,010       1,482,756         929,437          313,439          299,116
Other income (expense).....................              107         (22,367)          1,571            1,364            1,748
Income taxes refund (expense)..............                -         (83,000)         67,000           67,000                -
Net income (loss)..........................           14,947         117,054        (517,725)        (198,953)         193,868
Income (loss) per share:
     Basic.................................            .0001           .0011          (.0043)          (.0017)           .0015
     Diluted...............................            .0001           .0011          (.0043)          (.0017)           .0015
Weighted average common shares
     outstanding:
     Basic.................................      100,630,878     108,123,686     120,173,814      117,513,385      128.943,376
     Diluted...............................      100,630,878     108,123,686     121,507,147      117,513,385      132,943,376

                                                                  December 31,         December 31,        March 31,
                                                                      1996                1997               1998
                                                                ----------------    -----------------   --------------
BALANCE SHEET DATA:
     Working capital.........................................   $        198,579    $         328,547   $      465,319
     Total assets............................................            543,592              544.983          751,079
     Total debt..............................................            230,891              128,007          140,235
     Stockholders' equity....................................            312,701              416,976          610,844


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The Company was incorporated on June 17, 1995. They adopted a calendar year end for financial and tax reporting purposes. The Company began marketing fine jewelry, art and collectibles. During 1996, the Company expanded its product line to include gourmet foods and other consumable items. By March 31, 1997, the Company had 14,485 independent sales representatives located in 50 states.

     In 1997, the Company shifted the marketing focus and began the research and development of the Tax Advantage System that was to be introduced to the independent sales representatives during the last quarter of 1997. By the end of 1997, the Company had 19,285 independent sales representatives. Management estimates that 16,000 of these independent sales representatives would be considered actively participating in the business.

     In November, 1997, the Company began marketing the Tax Advantage System through their Advantage International Marketing (AIM) division. The Company markets the Tax Advantage System through its independent marketing associates. At the end of 1997, the Company had 489 independent marketing associates in their AIM division. As of March 31, 1998, the Company had expanded its independent marketing representatives to 1,648, of which the management estimates 1,500 can be considered actively participating in the business. As of March 31, 1998, the Company had a total of 20,933 independent marketing representatives enrolled in the Company.

     The Company intends to continue to expand its independent sales representatives network and its product sales through their AIM division and the marketing of the Tax Advantage System. Expanding the AIM division should also account for increased product sales for the Company. The Company believes that this strategy, which calls for continued penetration nationally, will allow for the appropriate focus of management resources.

     The Company does not manufacture any products though it does some repackaging in its Topeka, Kansas warehouse. Products are either shipped from the warehouse or shipped from the suppliers.

RESULTS OF OPERATIONS

     The following table sets forth information derived from the Company's statements of operations expressed as a percentage of revenues:

                                                  Period From
                                                  June 17, 1995
                                                  (Date of                                               Three Months Ended
                                                  Inception) to     Year Ended     Year Ended          -----------------------
                                                  December 31,      December 31,   December 31,        March 31,     March 31,
                                                      1995             1996            1997              1997           1998
                                                  -------------     -----------    -----------         --------      ---------
                                                                                                            (Unaudited)
Revenue....................................         100.00%           100.00%        100.00%           100.00%        100.00%
Cost of goods sold.........................          27.16%            19.03%         33.98%            41.67%         10.23%
Commissions expense........................          35.25%            35.26%         37.84%            41.66%         34.53%
Other operating, selling and
    administration expenses................          33.23%            39.75%         76.32%           113.27%         33.64%
Other income (expense).....................           0.03%            -0.60%          0.13%             0.49%          0.20%
Income taxes refund (expense)..............           0.00%            -2.23%          5.50%            24.21%          0.00%
Net income (loss)..........................           4.39%             3.14%        -42.51%           -71.90%         21.80%



PERIOD ENDING MARCH 31, 1998, COMPARED TO PERIOD ENDING MARCH 31, 1997

REVENUES

     The Company at March 31, 1998, had sales of $889,147 compared to $276,711 for the same period in 1997, an increase of $612,436. Management accounts for the increased sales to the introduction of AIM and the rolling out of the AIM products. The AIM division generated tax advantage system and service revenues of $304,698 for the period ended March 31, 1998. Management believes that 90% of the sales for the period ending March 31, 1998, are attributable to the creation of AIM and the products introduced through that division. The Company at March 31, 1998, had 20,933 sales representatives compared to 14,485 in the same period in 1997.

COST OF GOODS SOLD

     Cost of goods sold decreased from $115,312 to $90,929 for the period ending in 1997 as compared with the same period in 1998, a decrease of $24,383. Management accounts for the decrease as the AIM division is selling information and services in addition to products. Information and services have better margins than products. Cost of sales was 10.23% of revenues for period ending in 1998 versus 41.67% for period ending 1997.

COMMISSIONS

     Commissions increased from $115,277 for the period ending March 31, 1997, to $306,982 for the same period in 1998, an increase of $191,705 for the period. The increase in commissions is due to the introduction of AIM products to the field.

     As a percent of revenue, commission expense decreased from 41.67% for the period ending March 31, 1997, to 34.53% for the same period in 1998. Commission expense decreased as a percent of revenue due to the AIM division being new to the sales field. Most representatives had not produced sufficient number of sales or did not have enough sales volume to qualify for additional bonuses and incentives. Management foresees commission expense as a percent of revenues to increase as more sales representatives do more business to qualify for bonuses and upper level incentives.

OTHER OPERATING, SELLING AND ADMINISTRATIVE EXPENSES

     Other operating, selling and administrative expenses decreased $14,323 for the period ending March 31, 1998, compared to the same period in 1997 due to employee reductions and operational efficiencies that were started during calendar year 1997 due to the declining sales volume through the first three quarters of 1997. For the three months ending March 31, 1998, the Company incurred approximately $125,000 in salaries and wages, $40,000 in bank and credit card fees, $33,000 in home office and warehouse rents, $17,000 in utilities and telephones, $8,000 in travel costs, primarily to recruit independent sales representatives, $11,000 in taxes and licenses, and $15,000 for shipping and supply costs. It is anticipated that other operating, selling, and administrative expenses will be higher in 1998 if the level of operation continues to expand.

INCOME TAXES

     No income taxes were provided for the three months ended March 31, 1998, as the Company utilized previously reserved net operating loss carryforwards to offset taxes which would have been provided based on income before income tax. (See Note 2 of the financial statements.) An income tax refund of $67,000 was provided for the three months ended March 31, 1997, due to the carryback of this quarter's losses against 1996 income.

YEAR ENDED DECEMBER 31, 1997, COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES

     Revenues decreased $2,512,385. The decline in revenues was due to the Company shifting focus from the Renaissance product line to research and development of the new AIM division. While the Company sacrificed a significant amount of sales due to the development of the new products, it was management's philosophy that AIM could far exceed the potential of Renaissance in revenues generated. The AIM division generated $118,786 in tax advantage system and service revenues in the last two months of 1997. For most of 1997, the Company did not actively market or even attempt to increase its sales representatives as AIM IMAs also sell products. By the end of 1997, the Company had 19,285 independent sales representatives of which the Company estimates that 16,000 of those representatives were active in the business.

COST OF GOODS SOLD

     Cost of goods sold decreased from $709,675 for the year ended December 31, 1996 to $413,809 for the year ending December 31, 1997, a decrease of $295,866. The decrease in the cost of goods sold is attributed to the reduced sales during 1997.

     As a percent of revenues, cost of goods sold increased from 19.03% for the year ended December 31, 1996 to 33.98% for the year ended December 31, 1997.
The increase was due to increased inventory, specifically the DeLiteFull Cookie, to satisfy the demand that was anticipated to grow in late 1996 into 1997. Instead, demand steadied and eventually declined as the Company did not aggressively market to expand its sales force during most of 1997.

COMMISSIONS

     Commission expense decreased $854,483 for the year ended December 31, 1996 to the year ended December 31, 1997. Commission decrease can be explained by the declining sales in 1997. As a percent of revenues, commission expense was comparable at 35.26% for the year ended December 31, 1996, and at 37.84% for the year ended December 31, 1997.

OTHER OPERATING, SELLING AND ADMINISTRATIVE EXPENSES

     Other operating, selling and administrative expenses decreased $553,319. The Company began implementing cost cutting measures due to the decline in sales. In addition, the Company started to experience some savings due, in part, to operational efficiencies. For the year ended December 31, 1997, the Company incurred approximately $287,000 in labor costs, $45,000 in utilities and telephone, $47,000 in shipping and postage, $89,000 in home office and warehouse rents, $27,000 in bank and credit card fees, $60,000 in travel costs associated to recruiting new independent sales representatives, and $39,000 in legal fees. The Company also incurred $20,100 for leasing software for part of the year in 1997 from its Chief Executive Officer, this lease arrangement was terminated during 1997.

INCOME TAXES

     In 1997, the Company reflected an income tax refund of $67,000, representing the amount it is able to carryback operating losses to 1996. At December 31, 1997, the Company reserved the potential tax benefit of approximately $115,000 relating to operating loss carryforwards because the likelihood of realization could not be established. (See Note 2 to the financial statements.)

YEAR ENDED DECEMBER 31, 1996, COMPARED TO PERIOD FROM JUNE 17, 1995, (DATE OF INCEPTION) TO DECEMBER 31, 1995

REVENUES

     The Company was incorporated on June 17, 1995, and started with several jewelry and fine art products which were sold through independent sales representatives. The Company expanded rapidly, particularly in the latter half of 1996. Revenues were up $3,390,112 for the full year 1996 as compared to the period June 17, 1995 (Date of Inception) to December 31, 1995. At December 31, 1996, the Company had expanded its jewelry and fine art collectibles base of products and added gourmet food products and high fiber, low-fat cookies. At December 31, 1996, the Company's independent sales representatives totaled 13,840 in 50 states.

COST OF GOODS SOLD

     Cost of goods sold increased $617,291 for the full year 1996 as compared to the period June 17, 1995 (Date of Inception) to December 31, 1995, due to the increase in product sales. Cost of goods sold was 19% of revenues in 1996 versus 27% of revenues in 1995. The decrease in the percentage is attributed to operational efficiencies associated with the increased volume.

COMMISSIONS

     Commissions expense increased $1,195,494 for the full year 1996 as compared to the period June 17, 1995 (Date of Inception) to December 31, 1995, due to the increase in product sales. As a percent of revenue, commission expense was comparable at approximately 35%.

OTHER OPERATING, SELLING AND ADMINISTRATIVE EXPENSES

     Other operating, selling and administrative expenses increased $1,369,746 due to the expansion of the business and establishment of an employee base. In 1996, the Company incurred approximately $430,000 in labor costs, $180,000 in printing costs associated with product catalogs, $190,000 in shipping and supply costs, $130,000 in travel costs, primarily to recruit independent sales representatives, $100,000 in taxes and licenses, $80,000 in home office and warehouse rentals, $60,000 for software rental, $55,000 for utilities and telephone, and $50,000 in credit card servicing. A substantial part of the growth in these expenses occurred in the last six months of 1996.

OTHER EXPENSE

     Other expense in 1996 includes a $25,928 writedown to market of an investment in precious metals. This investment was sold in 1997 at approximately book value.

INCOME TAXES

     The 1996 provisions for income taxes was computed based on pre-tax income at statutory tax rates.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has satisfied its need for liquidity and capital through issuance of common stock and cash flow from operations. At March 31, 1998, the Company had no long-term debt. The Company has no trade receivables as products are paid for prior to shipment. The Company has had to increase inventory, particularly the Tax Advantage System, to meet the expected sales volume of the products due to the introduction of AIM. At March 31, 1998, the Company had working capital of $465,319. At December 31, 1997 and 1996, the Company had working capital of $328,547 and $198,579. During 1996, 1997 and the three months ended March 31, 1998, the Company had capital expenditures for furniture, equipment, and vehicles of $116,217, $12,653, and $28,872, respectively.

     The Company's primary cash requirements following the Offering will be to acquire inventory, develop sales and marketing, purchase equipment, and for general corporate purposes. The Company anticipates that the proceeds from this Offering will be sufficient to fund its planned expansion and other operating cash requirements through the end of the second quarter of 1999.

IMPACT OF ACCOUNTING STANDARDS

     In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, in 1997. This statement will have no impact on the Company.

     The Company has used Macintosh networking, data base, and bookeeping system. Macintosh systems and software sold after 1984 have provided for change of year from 1999 to 2000. Management is confident that there will be no problems with their management information system in the year 2000.

INFLATION

     The Company does not believe that inflation has materially affected results of operation from inception to date. Substantial increases in costs, particularly product, commissions, labor and employee benefits, could have a significant impact on the Company.




                             BUSINESS

GENERAL

     The Company was formed in June, 1995, and began developing a national network marketing sales organization through the recruitment of independent sales representatives throughout the country. The Company first introduced its line of fine jewelry and collectible items as its major products. By mid-1996, the Company had introduced various products on a "product-line-after-product-line" concept. In November, 1997, the Company developed a home based business program entitled "Advantage International Marketing" ("AIM) directed to individuals with interest in establishing a second income. The AIM plan is intended for the home based business to offer the products of the Company, though such marketing is not mandatory. The Company's strategy is to build a successful mass market for an unlimited number of universally appealing products to be sold to the general public based solely on extremely attractive pricing through its representatives and others operating their own business for such purposes. The Company is highly dependent upon its national network of IMAs, who are uniquely compensated by the Company and are provided training and sales support by the Company. The Company intends to continue to introduce new products on a continuous basis and will utilize its mass marketing ability to obtain such products at reduced prices from manufacturers and suppliers, and to develop other programs for marketing in the future.

     From proceeds received as a result of this Offering, the Company will be able to inventory products without borrowing, strengthen its support and services to its sales force and, promote its products and services.

COMPANY'S STRATEGY

     The Company's goal is to be a provider of a wide range of products and services through a national sales organization of IMAs which will be able to sell such products and services at the most favorable prices. The Company intends to increase revenues from the sales, increase its IMA network, and provide additional revenue opportunities for its IMA network. The Company intends to achieve this goal by pursuing the following strategy:

     * maintain and expand its product base by continuing to offer high quality, competitively-priced products with careful customer care through a highly motivated and growing network of IMAs.

     * expand its product line by researching and introducing new products that can be acquired by the Company through its mass marketing sales power at reduced prices and offering such products to its customers at favorable prices.

     * continue to update and provide additional services under the Company's home based business program and enhance the program by updating tax and business techniques associated with a home business and provide incentive compensation, advertising and promotion.

     * grow and develop its network of independent sales representatives by enhancing the recruiting and training services offered to IMAs, continuing to support the marketing efforts of IMAs, and introducing new income opportunities for IMAs.

PRODUCTS

     The Company offers a variety of products. Products are selected when the Company's research indicates a high consumer acceptance and an easily identifiable product for the consumer. Therefore, the Company's products are not novelty-type or products that are "first initiated" for sale. The selection of the Company's products also includes the Company's ability to easily introduce such products to its IMAs who, in turn, can retail such products to their customers. Most products offered by the Company are introduced through a catalog, sales brochure or other document that can easily be displayed to the customer with simplified order forms.

     The following are the products currently being offered by the Company:

     * Fine Jewelry. The Company offers a wide variety of gold jewelry, precious gemstones, sterling silver, and cubic zirconia jewelry identified in an approximate 3,000 item catalog. Supplementing the catalog is a pre-owned Rolex watch program. All 14KT gold jewelry is plumb. "A" quality diamonds are industry standard VS-2/SI-1 and "B" quality diamonds are industry standard SI-2/I-1. Cubic Zirconia is of the highest quality and all sterling silver jewelry is no less than .925 purity (unless otherwise identified in specific terms in the catalog).

     * Fine Art and Collectibles. The Company, through its Designer Gallery Fine Art Catalog, offers a selection of sculptures and a gallery of animation and collectible items such as historical memorabilia, antique replicas, sports and entertainment pictures and guaranteed signatures, and other notables.

     * The Vision Catalog. This catalog offers thousands of products denoting the "something for everyone" introduction of items ranging from cookware to camping equipment and gift items to tool sets.

     * Vision 2000 Telephone Program. The Company's Vision 2000 program features traditional 1-plus dialing from home or business at reduced rates, 1- plus 800 services, the Vision 2000 phone card, and pre-paid calling cards.

     * Gourmet Foods. Through the Company's "A Taste of Renaissance" gourmet food line, the Company features jams, jellies, syrups, salsas, mixes and dips. Each product can be purchased individually or in a gift package. This 80-item product line offers a wide variety of selection and is designed by the Company to work as a fund raising program for churches, schools and other not-for-profit organizations.

     * Truck/Utility Sport Vehicle Accessories. The Company offers a full line catalog of truck accessories and sports utility performance parts. This product line was specifically developed to participate in the increase in the popularity of utility sport vehicles and trucks.

     * Golf and Clothing. The Company offers golf equipment through a major manufacturer of golf equipment, including Axiom irons, titanium oversized drivers, and golf bags and shoes. The Company offers jeans, shirts and sport clothes manufactured by a popular brand company.

The Company offers gift certificates for all of its products. All products are accompanied by guarantees or warranties provided by the manufacturer or distributor of the product.

AIM

     The Company formed Advantage International Marketing ("AIM") in November, 1997 as a division of the Company in order to separate the product and program marketing. The Company introduced AIM as a result of the growth of network marketers and the resulting tax and business considerations for home-based businesses. AIM is specifically marketed to individuals desiring to establish a home based business. This "second income" strategy guides the customer through the operations of a home based business, including a business plan, medical reimbursement plans, tax manuals, and various ledgers and logs associated with business expense. Ideally, these home based business customers will choose the Company's products for their business opportunity. The following are the services being offered by the Company through its AIM division:


     * Tax Advantage System. This is a complete "turn-key" home based business system, including IMA status in offering the Company's products at wholesale pricing. The Tax Advantage System provides a complete business plan and break-even budget analysis documenting the profit intent of the business, business contracts required for tax deduction validation, vehicle logs, simplified receipt filing system, training manuals, and audio training tapes. The Tax Advantage System may be purchased by the IMA for $300.

     * Prepaid Tax Advantage. The Prepaid Tax Advantage (PTA) is a comprehensive monthly business, tax, and accounting consulting service provided by the Company in association with independent tax and business consultants. The service includes unlimited access to these independent tax and business consultants via conference calls, individual e-mail, toll-free-one-on-one tax advice, free 1040 return preparation with supporting schedules at discounted rates, as well as free audit assistance. All PTA services are provided free to any IMA once they earn a minimum of $300 in commissions. The PTA retails for $100 per month.

     In order to implement the AIM program, the Company retains, on a contractual basis, tax and business consultants who are compensated based on the number of participants in the program and, to some extent, overrides on written materials that are produced by such consultants.

MARKETING/COMPENSATION

     The Company is highly dependent on the management, training and development of its direct network marketing sales organization organized through the recruitment of independent sales representatives (IMAs). These IMAs retail the various product lines offered by the Company and the Company's other programs. Any person, partnership or corporation may elect to become an IMA of the Company upon completing the appropriate Application and Agreement form supplied by the Company. Each IMA is authorized to order all of the Company's products at the Company's IMA cost and then retail the products to their customers at a profit. The AIM program is retailed at set costs per program acquired. The Company prepares suggested price lists for each of its products, though such prices may change from various areas of the country and pricing to the Company's customer is left with the IMA. The Company has adopted a recruitment program of "friends telling friends" concept which attempts to achieve a high number of independent representatives which in turn can enhance the distribution of the Company's products. IMAs are not compensated for recruitment of IMAs, but are entitled to compensation as described herein. The Company does not require IMAs to make monthly purchases or inventory any products to qualify for commissions, bonuses, awards or other compensation offered by the Company and there is no prohibition for the IMA to sell other products or services. All IMAs can earn a retail profit through retail sales, earn an override commission, and qualify to participate in the national percentage of revenue generated by the Company.

     The Company tracks each IMA's personal sales as well as accumultating down line sales volumes qualifying the "Trilogy Comprehensive Plan" within the accounting field for each IMA, called a "business center." Once an IMA qualifies the business center with a minimum of $300 of retail product sales, the IMA may begin to recruit and sponsor other IMAs for a sales group. Sales made anywhere within the sales group are posted to both the selling IMA's business center and to the up line business center of the sponsor, who may qualify for the various overrides and bonuses on total group sales.

     The "Trilogy Compensation Plan" provides for the payment of commissions and bonuses on a daily, weekly, and monthly basis and is designed to generate potential income to the IMA on any one sales group or any one or all of three legs within a sales group under a business center. An IMA may earn a direct sales bonus on each product or system personally sold and be paid daily. Once the IMA down line sales group has generated a minimum of three to nine sales in all of its three legs, or nine sales in any two legs, the IMA earns the right to participate in an additional bonus, which is computed daily and paid weekly.

     The Company has introduced decremental posting where all excess sales volume is carried over to benefit the next pay period for the IMA, until the IMA reaches the maximum daily bonus of $900. Decremental posting eliminates the industry practice of "breakage" where undedicated revenues, such as excess sales volumes, become the property of the Company. Additionally, the system was designed to avoid a practice where, once a bonus is paid, the marketing representative is forced to go to the next additional pay period ("flushing") without any credit for the excess sales volume associated with product and program sales.

     For sales of the Company's PTA, the Company provides a monthly residual bonus to each IMA based upon the number of customers within the IMA's sales group, through twelve levels, plus the right to participate in 15% of the total nationwide revenues from the prepaid Tax Advantage System pooled from all qualifying IMAs. The monthly residual bonus plan is designed for customer and IMA retention through a generous revenue sharing program.

CUSTOMER CARE

     All products distributed by the Company carry certain warranties and guarantees. It is the policy of the Company to pass through to the consumer the warranties that the Company's suppliers and manufacturers have provided and the Company offers customers the right to return any product within fifteen (15) days after receipt for a full refund or exchange, less any shipping and handling charges. Products, literature, and sales materials purchased by IMAs may be returned to the Company within fifteen (15) days at a full refund. The Company has experienced minimal refunds and returns on products and materials.

     The Company maintains a Customer Service Department to assist and support any requests for refunds and/or returns of its product lines. This department also provides all IMAs assistance in answering questions regarding applications, order forms, sales literature, and other related matters.

SUPPLIERS

     All of the Company's products are manufactured or distributed by others. Normally, the Company negotiates with such suppliers the price of the products based upon its anticipated sales, credit arrangements, and amounts that will initially be purchased in inventory. On occasion, the Company will negotiate an "exclusive" product but normally such products are low selling items of suppliers. Supplier agreements are not under contract and are subject to cancellation by either party at any time. The volume of purchases made by the Company of products from suppliers dictates the relationship between the parties. The Company has experienced no problems with any of its suppliers and believes that there is an abundance of manufacturers and distributors for the products that it may choose to offer and sell.

     For its AIM division, the Company contracts with independent tax and business consultants to provide tax and business advice for its program and for written materials authored by such consultants to accompany the program. Generally, these persons are compensated on the basis of the number of sales of their written product, the number of program users, and expenses associated with travel, conferences and incidental services. The Company believes that the loss of any tax or business consultant that it uses may be easily replaced because of the number of such consultants available.

MANAGEMENT OF IMAS

     Each IMA receives a procedures manual which contains policies and procedures which must be followed in order to maintain the IMA's status in the Company. IMAs are expressly forbidden from making any representation as to the possible earnings of any IMA from the Company, other than material prepared by the Company demonstrating the commissions and overrides paid by the Company to all IMAs. IMAs are prohibited from creating any marketing literature that has not been pre-approved by the Company. To date, the Company has experienced no complaints regarding any of its IMAs but intends to enforce its policies and procedures by either suspending or terminating any violator. Because IMAs are classified as independent contractors, the Company is unable to provide them the same level of direction and oversight as Company employees. While the Company has these policies and procedures in place governing the conduct of IMAs, it is difficult to enforce such policies and procedures for the IMAs. Any violations of the Company's policies and procedures could reflect negatively on the Company and may lead to informal complaints by various state regulatory authorities and could have a material adverse effect upon the Company's results of operations.

IMA TRAINING AND MARKETING SUPPORT

     The Company provides all IMAs with live, interactive training on a daily basis from the home office staff with nationwide conference calls at various times each day, as well as local and regional training workshops on a periodic basis.

     Conference calls provide an overview of the Company's products to enhance customer retail sales, provide an outline of the Trilogy compensation program for prospective IMAs, and contain question and answer sessions for prospective customers and the IMAs. Each Sunday evening the Company's president, Michael C. Cooper, hosts a conference call addressed to all IMAs for new products and services, meeting locations, updates, and questions and answers from the IMAs.

     The Company publishes a full color bi-monthly newsletter providing corporate information, tax updates, product updates, motivational articles, and sales achievement recognition. In addition, the Company's tax and business consultants provide tax and informational bulletins in association with the Company to all IMAs.

     The Company maintains a state-of-the-art facsimile available 24 hours per day, seven days a week. This system also provides a voice-on-demand menu on which callers can hear audio overviews of the Company, its products and compensation plan, and other promotional items.

     The Company sponsors two Web sites on the Internet (www.takingAIM.com and www.RENABC.com), which provide information on the Company, its products, marketing, customer service and lead generation. The Company maintains the Web site from its own offices. The Company operates a call center staff by its marketing support personnel who have automated systems to answer questions of customers and IMAs.

     At the date of this Offering, the Company has independent sales representatives contracts in excess of 20,000 (including approximately 2,300 through its AIM division) throughout the United States. Because the Company has a no-cost policy relating to such agreements with its IMAs, there is a small amount of terminations of such agreements. Under the no-cost policy, the IMA has no minimum purchase requirement and may become an IMA for no-cost. The Company, based upon compensation paid to IMAs, believes that approximately 40% of the IMAs actively promote the Company's business.

REGULATION

     The Company's network marketing system is or maybe subject to or effected by extensive government regulation, including, without limitation, state regulation of marketing practices and federal and state regulation of the offer and sale of business franchises, business opportunities, and securities. In addition, the Internal Revenue Service and state taxing authorities in any state where the Company has IMAs could classify the IMAs as employees of the Company (as opposed to independent contractors). Any assertion or determination that the Company's business is not in compliance with government requirements could have a material adverse effect upon the Company's results of operations.

     While the regulations governing network marketing are complex and vary from state to state, the Company believes that it is in compliance with and has from time to time modified its network marketing system to comply with various regulatory authorities. The failure to comply in any one state could cause the Company to pay fines as well as to stop doing business in that state, which could influence the decisions of regulatory authorities in other states and could have a material adverse effect upon the Company's results of operations.

FACILITIES/COMPUTER SYSTEM

     The Company maintains its corporate headquarters at 1001 S.W. Gage Boulevard in Topeka, Kansas. Its headquarters are located in the historical mansion locally known as "Fleming Place." This Georgian colonial mansion was built between 1924 and 1926 and has been a local landmark and focal point of the City of Topeka for many years. The mansion is a three-story facility of approximately 6,000 square feet. The Company leases its home office for a monthly rental of $5,856. The lease expires December 31, 1998. The Company anticipates the renewal of this lease.

     The Company maintains a warehouse facility at 304 S.E. 21st Street in the city of Topeka. This facility of approximately 10,000 square feet warehouse space contains facilities for shipping and receiving and limited office space. The warehouse facility is under lease for $1,000 per month, plus utilities, with taxes shared with the landlord. The warehouse lease is on a month to month basis.

     The Company maintains a state-of-the-art computer network with the capabilities for database management, accounting, purchasing, and full color graphics production. The network server is new generation and can be updated for higher speed processors as developed. Each home office staff member maintains a workstation with a fully capable PC to be able to provide better service to the IMAs and customers.

     The Company's software for the "Trilogy Compensation Plan," was developed by Michael C. Cooper. This system processes orders daily, computes commissions and bonuses for thousands of IMAs and then generates daily bonus checks or daily payments to the IMAs. This software was specifically developed for the Company. The program allows the Company the ability to adapt, add product lines, incentive programs, and other marketing requirements without delay associated with outside programming services. The daily payment of commissions has been a prominent recruiting tool of IMAs by the Company and its IMAs. The Company's computer and software system are not affected by the "Year 2000" concerns.

EMPLOYEES

     As of May 15, 1998, the Company has 15 full-time employees and 2 part-time employees. Currently, 5 full-time employees maintain the customer service department and the product ordering department and are supported by 1 full-time and 1 part-time employee in the warehouse and distribution facility of the Company. The remaining full-time employees provide administrative, accounting, clerical, and graphic services for the Company. None of the Company's employees are covered by a collective bargaining agreement and the Company has no employment agreement with any of its employees. The Company pays 75% of the cost of health and dental insurance for all employees.



                            MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The directors of the Company currently have terms which will last until the next annual meeting of the stockholders of the Company or until their successors are elected and qualified, subject to their prior death, resignation or removal. The Company will maintain at least two independent Directors, persons not employed by the Company or owning more than 5% of the Company's Common Stock. Officers serve at the discretion of the Board of Directors. Other than Mr. Dahms is the nephew of Mr. Carter, there are no family relationships among any of the Company's directors and executive officers.

     The executive officers and directors of the Company are as follows:

          NAME                          AGE       POSITION
          ----                          ---       --------
          James H. Carter               70        Chairman of the Board of Directors

          Michael C. Cooper             43        President,  Chief Executive Officer and
                                                  Director

          Sheryl Tasker                 48        Secretary and Treasurer

          Robert N. Kelly               55        Director

          Richard W. Dahms              66        Director

          Michael Muscatella            39        Director

     Mr. Carter became Chairman of the Board of Directors of the Company on April 1, 1997. Mr. Carter has served as a consultant to the Company for the past two years. Mr. Carter has served as Vice President, Marketing for the State of Washington for TVC Marketing Company, which offered pre-paid legal services. Mr. Carter was a co-founder of American Investors Life Insurance Company in Topeka, Kansas, and served as it first president from 1965 to 1974. Mr. Carter is a graduate of Central Missouri State University, Warrensburg, Missouri, receiving his B.S. degree in 1952.

     Mr. Cooper founded the Company in June, 1995. He is currently President and Chief Executive Officer of the Company. Mr. Cooper is an experienced sales trainer, author and motivational speaker on direct sales with network marketing techniques. Prior to the formation of the Company, he served in various capacities with network marketing companies, as follows: 1994, President of Truly Special, Inc.; 1993, Executive Vice President of TeleFriend, Inc.; 1992,

President of Network Institute, Inc.; 1991, National Director of Training of American Gold Eagle, Inc., and 1989, Executive Vice President and founder of National Energy Specialists Association. Mr. Cooper is the Kansas co-chairman of the U.S. Speaker of the House Business Advisory Council for Tax Reform and was selected, in 1998, as one of the National Republican Congressional Businessmen of the Year. Mr. Cooper has been a director of the Company since its organization in 1995.

     Sheryl Tasker is the Secretary and Treasurer of the Company. Ms. Tasker has been in the employment of the Company since March 1996, and prior thereto, held various positions with public accounting firms in the Topeka, Kansas area. Ms. Tasker received her business administration degree from Washburn University, Topeka, Kansas in 1986.

     Dr. Kelly is the Executive Director of the Kansas Independent College Association, a position he has held since 1976. Dr. Kelly is an author of various publications regarding higher education and student financial aid. Dr. Kelly is currently a member of the National Advisory Committee on Student Financial Assistance (U.S. Senate Appointee) for the U.S. Department of Education; Chairman NAICU Commission on Financing Higher Education; Vice Chairman, NAICU Task Force on Reauthorization. Dr. Kelly received his Ph.D. from the University of Kansas in 1974.

     Mr. Dahms is engaged in the private practice of law in Andrew County, Missouri. Mr. Dahms has been engaged in the practice of law in Missouri since 1956, and has served as the Assistant Attorney General of Missouri, Assistant City Counselor of the City of St. Joseph, Missouri, Assistant Prosecuting Attorney Buchanan County, Missouri, Judge of the Probate Court of Buchanan County, Missouri, Public Defender for the Fifth Judicial Circuit of Missouri. Mr. Dahms is a graduate of Central Missouri State University in Warrensburg, Missouri, receiving his Business Administration degree in 1953, and is a graduate and received his Juris Doctorate degree from the University of Missouri, Columbia, Missouri in 1956.

     Dr. Muscatella is a practicing doctor of podiatric medicine in Champaign, Illinois. Dr. Muscatella is a diplomat of the American Board of Podiatric Surgery and a fellow of the American College of Foot Surgeons. He has served on the faculty at the University of Illinois, College of Medicine, as past medical director of the Innman, Champaign, Illinois, and was on the attending staff of Covenant Medical Center, Urbana, Illinois and Kirby Hospital, Monticello, Illinois. Dr. Muscatella is a member of the American Podiatric Medical Association, the Illinois Podiatric Medical Association, and has received the Williams & Wilkins Award for Academic & Clinical Excellence in Surgery. Dr. Muscatella is listed in Who's Who among physicians. Dr. Muscatella is a Board member of Champaign County Public Health Board and a member of the financial committee of the Development Services Center. Dr. Muscatella received his Doctorate of Podiatric Medicine - Cum Laude from the Dr. W. M. Sholl College of Podiatric Medicine in 1987, and served his residency at Central Community Hospital of Chicago.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has established an Audit Committee and a Compensation Committee. Messrs. Kelly and Muscatella serve on the Audit Committee and Messrs. Kelly and Dahms serve on the Compensation Committee. James H. Carter, Chairman of the Board, serves as a member of each committee. The duties of the Audit Committee will be to recommend to the entire Board of Directors the selection of independent certified public accountants to perform an audit of the financial statements of the Company, to review the activities and report of the independent certified public accountants, and to report the results of such review to the entire Board of Directors. The Audit Committee will also monitor the internal controls of the Company. The duties of the Compensation Committee will be to provide a general review of the Company's compensation and benefit plans to ensure they meet the corporate objectives and to administer or oversee the Company's stock option plan, if adopted. In addition, the Compensation Committee will review the compensation of the officers of the Company and the recommendations of the President on (i) compensation of all employees of the Company and (ii) adopting and changing major Company compensation policies and practices. The Compensation Committee will report its recommendations to the entire Board of Directors for approval.

PROCEEDINGS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

     Mr. Cooper and Melvin McCall, a former President and Director of the Company, were associated with Truly Special, Inc., a network sales organization, whose officers, affiliates and others were subject to proceedings brought by the Securities Commissioner for the State of Kansas and by the Attorney General of the State of Kansas. Messrs. Cooper and McCall were named as individual respondents in both of these actions.

     On December 21, 1994, under Docket No. 95E044, the Securities Commissioner of Kansas issued an Emergency Cease and Desist Order against Truly Special, Inc., its officers and its affiliates and certain officers and employees, including Messrs. Cooper and McCall, ordering that all of the respondents immediately cease and desist in affecting or transacting sales of securities of Truly Special, Inc., certain of its affiliates or the securities of any other person or issuer unless and until such securities have been registered under the Kansas Securities Act or unless such securities are specifically exempt from the registration requirements of the Kansas Securities Act. The Order also demands that such persons be duly licensed as broker/dealers or agents in the sale of such securities, if applicable. The Order allowed for a request of hearing on the allegations for a 30-day period of time. Messrs. Cooper and McCall did not contest the issuance of the Order of the Securities Commissioner of Kansas and such Order remains in effect as regards any activities in the offer and sale of securities in the State of Kansas. There are no reporting obligations by the respondents to the Securities Commissioner of Kansas.

     On April 30, 1996, Messrs. Cooper and McCall entered into a Journal Entry of Consent Judgment in Case No. 94-CV-1429, filed in the District Court of Shawnee County, Kansas, styled "State of Kansas, ex rel. , Carla J. Stovall, Attorney General, Plaintiffs v. Truly Special, Inc. et al., Defendants." Pursuant to the consent judgment, Messrs. Cooper and McCall and the Attorney General, in lieu of further investigating or continuing the action, acquiesced and accepted the consent judgment with respect to acts and practices alleged in the lawsuit of the violations of the Kansas Consumer Protection Act. The consent judgment entered does not deem the consenting defendants to admit a violation of the Kansas Consumer Protection Act. Pursuant to the Order, the Attorney General of Kansas and Messrs. Cooper and McCall agreed and stipulated that (i) the promotion and implementation of a referral sales scheme employed by Truly Special, Inc. constituted deceptive acts in violation of the Kansas Consumer Protection Act; (ii) the failure to explain market saturation and its impact on future earnings in oral or written presentations by Truly Special, Inc.'s sales scheme constituted deceptive acts in violation of the Consumer Protection Act; (iii) Messrs. Cooper and McCall agreed to refrain from and be permanently enjoined from engaging in such acts and practices in violation of the Kansas Consumer Protection Act; (iv) Messrs. Cooper and McCall agreed to pay reasonable expenses and investigation fees to the Office of the Attorney General in the amount of $1,500 each and to pay a civil penalty in the amount of $1,000 each; and, (v) Messrs. Cooper and McCall agreed to disclose the consent judgment to current and future employees, agents and representatives for a period of two
(2) years from the date of its execution.

     Messrs. Cooper and McCall entered into the consent judgment separate and distinct from any other defendants in the case. Mr. McCall resigned all positions with the Company in February, 1997.

     As a result of these proceedings, Mr. Cooper has agreed with the Company that prior to any activity which may involve the offer or sale of a security and, as it relates to the Company's business, regarding all materials, business plans, marketing and other concepts of the Company's business, such transactions will be reviewed by competent legal counsel, knowledgeable in securities and consumer protection laws.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Restated Articles of Incorporation and Bylaws designate relative duties and responsibilities of the Company's officers, establish procedures for actions by directors and stockholders and includes other items. The Company's of Restated Articles of Incorporation and Bylaws also contain extensive indemnification provisions, which permit the Company to indemnify its officers and directors to the maximum extent provided by Nevada law.

RESTRICTED TRANSACTIONS

     The Company's Restated Articles of Incorporation provide that, except by resolution of the Board of Directors having approved a memorandum of understanding with respect to and substantially consistent with such transactions, no major stockholder (a major stockholder being a corporation, person or other entity which is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the outstanding shares of the stock of the Company normally entitled to vote in the election of directors) may be a party to a (i) merger or consolidation of the Company; (ii) issuance of any securities of the Company; (iii) the sale lease or exchange of all or a substantial part of the assets of the Company (except assets having an aggregate fair market value of less than $1,000,000); (iv) the sale, lease or exchange to the Company in exchange for securities of the Company of any assets of a major stockholder (except assets having an aggregate fair market value of less than $1,000,000);
(v) a loan from the Company or a guarantee by the Company; and (vi) the use of any assets of the Company as collateral or compensating balances, unless approved by an eighty percent (80%) vote of all the outstanding shares of each class of stock of the Company normally entitled to vote in election of directors. This restrictive provision in the Restated Articles of Incorporation of the Company cannot be changed without an eighty percent (80%) vote of the outstanding shares of each class of stock of the Company normally entitled to vote in election of directors.

     The Company has undertaken with the Securities Commissioner of Kansas that any future material affiliated transactions and loans made with any Officer, Director, or person owning in excess of 5% of the Common Stock of the Company will be made or entered into on terms that are no less favorable to the Company than those that could be obtained from unaffiliated third parties and; that, any future material affiliated transactions and loans, and any forgiveness of loans, must be approved by majority of the Company's independent Directors who do not have an interest in the transaction and who have had access, at the Company's expense, to the Company's or independent legal counsel.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the President and Chief Executive Officer of the Company for the fiscal year ended December 31, 1997. No executive officer of the Company received a total annual salary and bonus exceeding $100,000 during such period.

                      SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                     -----------------------------
                                                     OTHER ANNUAL       ALL OTHER
     NAME                                SALARY      COMPENSATION     COMPENSATION
     ----                               -------      ------------     ------------
     Michael C. Cooper                  $28,662       $55,773(1)       $ 5,509(2)

--------------------

(1)  Consists of commissions paid during 1997.
(2)  Consists of amounts paid for health insurance during 1997.

DIRECTOR COMPENSATION

     The Directors of the Company are entitled to receive from the Company reimbursement of expenses for their services as directors. Under the Company's standard arrangement for compensation for directors, outside directors are entitled to receive a fee for each board meeting which amount is determined at that board meeting. Directors serving on committees will be entitled to expense reimbursement and a fee as determined by the Board of Directors. As of the date of this Offering, no fees or expenses have been paid to any Director. It may be anticipated that upon completion of the Offering, fees and expenses to Directors will be paid at the discretion of the Board of Directors. Directors of the Company, whether or not employees of the Company, will also be entitled to receive options to acquire shares of Common Stock under a resolution in effect by the Board of Directors. See "Benefit Plans."

BENEFIT PLANS

     Directors' Options. The Company, by resolution of its Board of Directors on April 1, 1997, authorized stock options to persons serving as members of the Board of Directors of the Company. Such stock options are available to existing directors or to persons who may become members of the Board of Directors of the Company in the future and so long as said resolution is in effect. Under the terms of the resolution, each director is authorized to purchase 1,000,000 shares of the Common Stock of the Company at a price of $0.02 per share. The stock options may be exercised for 200,000 shares of Common Stock during each year and stock options will vest in the amount of 200,000 shares of Common Stock per year for each year that a person serves as a director of the Company. Such options must be exercised within five years from the date the director first took office.



                       CERTAIN TRANSACTIONS

     The Company was founded through the efforts of Michael C. Cooper, John Meadows, Melvin McCall, and Joe Boiros in June, 1995. Mr. Meadows is no longer associated with the Company due to his death in 1997 and Mr. McCall resigned from the Company in 1997 and reconveyed all of the Common Stock held by him to the Company. Mr. Boiros is not involved in the management of the Company. Mr. Cooper is the President and Chief Executive Officer and a Director of the Company. These persons may be considered "promoters" of the Company as that term is defined in the Securities Act of 1933, as amended. Upon the formation of the Company, the promoters paid a total $1,000 to the Company and Mr. Meadows received 5,031,544 shares, Melvin McCall received 5,031,444 shares, Mr. Boiros received 2,515,722 shares, and Mr. Cooper received 88,052,018 shares.

     During 1995, Michael C. Cooper, the Company's President, Chief Executive Officer and Director, loaned the Company $55,652 at an interest rate of ten percent (10%). This loan was repaid from operating funds of the Company, with interest, in March, 1996.

     Commencing in 1996, the Company leased certain software for $5,000 per month from a company owned by Mr. Cooper. For the year ended December 31, 1996, the software rental expense was $60,000. During 1997, the Company paid $20,100 under this lease arrangement. During 1997, Mr. Cooper conveyed all of his right, title and interest of the software to the Company.



                      PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 31, 1998 and after giving affect to the transactions contemplated by this Offering, and the 10,063.0878197 for 1 stock split effective March 13, 1998, the beneficial ownership of Common

Stock by: (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock; (ii) each director of the Company; and (iii) all directors and executive officers as a group. Each stockholder identified in the table possesses sole voting and investment power with respect to his shares:

                                         SHARES BENEFICIALLY
                                               OWNED                     PERCENTAGE AFTER             PERCENTAGE AFTER
                                          PRIOR TO OFFERING              MINIMUM OFFERING             MAXIMUM OFFERING
     NAME AND ADDRESS                --------------------------         -----------------             ----------------
     OF BENEFICIAL OWNER               NUMBER         PERCENT
     -------------------             ----------       ---------
     Michael C. Cooper(1)(7)         83,220,474          64.04%                52.03%                       46.25%
     James H. Carter(2)(7)           10,263,088           7.90%                 6.42%                        5.70%
     Robert N. Kelly(3)(7)              200,000       ---------            ----------                     --------
     Richard Dahms (4) (7)              200,000       ---------            ----------                     --------
     Michael Muscatella(5)(7)           200,000       ---------            ----------                     --------
     Don W. John Living Trust (6)    17,811,665          13.71%                11.14%                        9.90%
     All executive officers and
          directors as a group
          (5 persons)                94,083,562          72.40%                58.82%                       52.29%

--------------------


(1)  Mr. Cooper's address is 2635 N.W. 86th Street, Topeka, Kansas 66618.
(2)  Mr. Carter's address is 6630 S.W. Hamptonshire, Topeka, Kansas 66614.
(3)  Dr. Kelly's address is 1501 S.W. College Avenue, Topeka, Kansas 66604.
(4)  Richard Dahms' address is 12128 Walden View, St. Joseph, Missouri 64505.
(5)  Dr. Muscatella's address is 2613 Worthington Drive, Champaign, Illinois
     61821.  Does not include 503,154 shares      held by the Laura L.
     Muscatella Trust, which Dr. Muscatella's wife possesses sole voting and investment power.
(6) Don W. John Living Trust address is 7209 N. W. Sprucewood, Lawton, Oklahoma 73505.
(7) Includes the currently exercisable portion of Director's Stock Options held by such person amounting to 200,000 shares of Common Stock each.



                   DESCRIPTION OF CAPITAL STOCK

     The following summary of certain provisions of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the Company's Restated Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

     The total amount of authorized capital stock of the Company consists of 500,000,000 of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock of the par value of $0.01 per share.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders. There is no cumulative voting. The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. In the event of the liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of holders of preferred stock then outstanding, if any. Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare in its discretion out of funds legally available therefor.

     As of May 1, 1998, there were 128,943,376 shares of Common Stock outstanding, which were held of record by 22 shareholders. The issued and outstanding shares of Common Stock are, and all of the shares of Common Stock being offered will be upon payment therefor, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Board of Directors may, without further action by the Company's shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management. The Board of Directors of the Company, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. There are no shares of preferred stock outstanding in the Company.

LIMITATIONS ON CHANGE OF CONTROL

     Certain provisions of the Restated Articles of Incorporation and Bylaws could make more difficult the acquisition of the Company be means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

EIGHTY PERCENT (80%) VOTE REQUIREMENT

     The Company's Restated Articles of Incorporation provide that unless the Board of Directors of the Company shall by resolution approve a Memorandum of Understanding with a major stockholder (a major stockholder being a corporation, person or other entity which is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the outstanding shares of the stock of the Company normally entitled to vote in the election of directors), certain transactions with a major stockholder will require the affirmative vote of eighty percent (80%) of the outstanding shares of each class of stock of the Company normally entitled to vote in elections of directors. Such transactions covered by this requirement are (i) the merger or consolidation of the Company or any subsidiary of the Company with or into any major stockholder; (ii) the issuance of any securities of the Company to a major stockholder for cash; (iii) the sale, lease or exchange of all or any substantial part of the assets of the Company to any major stockholder (except assets having an aggregate fair market value of less than $1,000,000); (iv) the sale, lease or exchange to the Company or any subsidiary thereof, in exchange for securities of the Company, of any assets of any major stockholder (except assets having an aggregate fair market value of less than $1,000,000); (v) a loan from the Company or any subsidiary thereof to a major stockholder or a guarantee by the Company or any subsidiary of any obligation of a major stockholder; and (vi) the use of any assets of the Company or any subsidiary thereof as collateral or compensating balances, directly or indirectly, for any obligation of a major stockholder.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Restated Articles of Incorporation limits the liability of directors to the full extent permitted by the general corporation law of the State of Nevada. In addition, the Restated Articles of Incorporation provide that the Company shall indemnify directors and officers of the Company to the full extent permitted by such law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc., Denver, Colorado.

REPORTS TO SHAREHOLDERS

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

     The Company will, subject to the sale of the Common Stock offered hereby, register its Common Stock under the provisions of Section 12(g) of the Exchange Act, and that it will use its best efforts to continue to maintain such registration. Such registration will require the Company to comply with periodic reporting, proxy solicitation, and certain other requirements of the Exchange Act.



                 SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, assuming that the Maximum Offering of shares are sold, the Company will have outstanding 178,943,376 shares of Common Stock, assuming no exercise of outstanding stock options. Of these shares, the shares of Common Stock sold in this Offering to persons other than "affiliates" of the Company, as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), will be freely tradable. The remaining 128,943,376 shares of Common Stock (the "Restricted Shares") were acquired in transactions exempt from registration under the Securities Act and may not be resold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, such as Rule 144 of the Securities Act. Of these Restricted Shares, 117,647,560 shares will have been held by their owners for more than one year on or before the closing of this Offering and thus will have satisfied the holding period under Rule 144. Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

SALES OF RESTRICTED SHARES

     In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted securities for at least one year, or any person who may be deemed an affiliate of the Company, is entitled, subject to certain conditions, to sell within any three-month period a number of shares which does not exceed the greater of (i) 1% of the Company's then outstanding shares of Common Stock (approximately 1,789,433 shares immediately after consummation of the Offering, assuming the sale of all of the shares offered hereby and assuming no exercise of outstanding stock options) or (ii) the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of public information about the Company.

LOCK-UP AGREEMENTS

     Michael C. Cooper and James H. Carter, and the Don W. John Living Trust, together controlling approximately 62% of the Company's outstanding Common Stock, assuming the Maximum Offering shares are sold, have entered into an impoundment agreement, as undertaken with the Securities Commissioner of Kansas, to impound 83,220,474 shares, 10,263,088 shares, and 12,271,562 shares , respectively with Central Bank & Trust Co., Hutchinson, Kansas. The impoundment agreement provides, in general, that such shares shall remain in escrow until the sixth (6th) anniversary of the effective date of this Offering. Thereafter, on the sixth (6th), seventh (7th), eighth (8th) and ninth (9th) anniversary dates 25% of such shares may be released from escrow. All of the shares may be released if (1) after two consecutive fiscal years, the Company has minimum annual net earnings per share equal to 5% of the Public Offering Price or (2) after five consecutive fiscal years from the date of this Offering, if the average earnings net per share are equal to 5% or more of the Public Offering Price or (3) after one year, if for a term of at least ninety (90) consecutive trading days following such one year period and for thirty trading days prior to the requested termination date of the escrow, the shares of the Company are traded in a reliable public market (a recognized trading exchange) at least one-hundred seventy-five percent (175%) of the Initial Offering Price. Shares held in escrow shall have all voting rights and are entitled to dividends, however, dividends are impounded with the Escrow Agent under the agreement. Such impounded shares do not have any right, title, interest or participation in the assets of the Company in the event of dissolution, liquidation, merger, consolidation, reorganization, sale of assets, exchange or any other transaction or proceeding which contemplates results of the distribution of the assets of the issuer, until the holders of all shares of the Company not escrowed have received or have irrevocably set aside for them, an amount equal to the purchase price per share in the Public Offering, as adjusted for stock splits and stock dividends. A merger, consolidation or reorganization may proceed on terms and conditions different than those stated above if a majority of shares held by persons other than those whose shares are impounded approve the terms and conditions by vote at a meeting held for such purpose. The shares so held in escrow may be transferred by will or pursuant to laws of descent and distribution or through appropriate legal proceedings without the consent of the Securities Commissioner of Kansas but such shares shall remain in escrow and subject to the impoundment agreement. The impoundment agreement provides for the use of such shares in the event of death of the depositor and transfers by gift to family members. During the term of the impoundment agreement and until all shares are released from the escrow thereunder, the terms of such agreement shall be disclosed in any subsequent prospectus, annual reports, proxy statements, or other disclosure materials used for the benefit of public investors in the Common Stock of the Company.

LIMITED PUBLIC TRADING

     Prior to this Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale in the public will have on the market price prevailing from time to time. No broker/dealer has made any commitment to make a market in the shares of Common Stock. Sales of substantial amounts of Common Stock following the Offering could adversely affect the market price of the Common Stock. (See "Risk Factors" and "Underwriting.")


               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                       PLAN OF DISTRIBUTION

SALE OF COMMON STOCK

     The Common Stock will be offered by the Company through James H. Carter, the Company's Chairman of the Board, who will receive no commission for the sale of the shares. The Company anticipates that in certain states where it wishes to sell its Common Stock the shares will have to be sold through broker/dealers registered in those states. Subject to the terms and conditions of a Selling Agreement (the "Selling Agreement"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Company will agree with participating broker/dealers, which are members of the National Association of Securities Dealers, Inc., to offer and sell the Common Stock offered hereby on a "best efforts" basis at the public offering price of $0.10 per shares. The Offering Period will extend for a period of 90 days from the date of the Prospectus, unless the Company, at its own discretion, extends the Offering Period for an additional period of 90 days (the "Offering Period").
All proceeds from the sale of shares of Common Stock will be transmitted promptly to an escrow account at Central Bank & Trust Co., Hutchinson, Kansas. In the event that 30,000,000 shares of Common Stock are not sold within the time provided herein, all funds will be promptly returned to subscribers with interest earned thereon and without any deduction for commissions or expenses. The purchasers will not receive stock certificates until the termination of the Offering. During the selling period, the subscribers will have no right to demand the return of their subscriptions. The Company does not intend to offer its Common Stock over the Internet.

     There is no agreement with management, principal shareholders or other affiliates regarding their purchases of Common Stock in the Offering. Any purchases by such persons will be on the same terms as that of the public investors. Any Common Stock purchased by such persons will not be calculated in meeting their requirement for the Minimum Offering.

     Contingent upon the sale of 30,000,000 shares of the Company's Common Stock, the Company will pay any participating broker/dealer a discounted commission of nine percent of the public offering price, and a commission of six and one-half percent on sales of the Company's Common Stock to a purchaser introduced by the Company to the participating broker/dealer and accepted by it for sale of shares.

     The Company will pay all expenses in connection with qualifying the shares of Common Stock for sale under such jurisdictions as participating broker/dealers may designate and to pay participating broker/dealers their actual out-of-pocket expenses if the Offering is terminated. The Selling Agreement provides for reciprocal agreements of indemnity between the Company and the participating broker/dealer as to certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Broker/dealers participating in this Offering through the Selling Agreement will confirm that sales will not be made to any account over which they exercise discretionary authority.

DETERMINATION OF OFFERING PRICE

     Prior to this Offering, there has been no public market for the Common Stock of the Company. The initial public offering price for the Common Stock has been determined arbitrarily by the Company and bears no relationship to its assets, capitalization, or other criteria of value. Among the factors considered in determining the public offering price were prevailing market conditions, the results of operations of the Company in recent periods, estimates of the business potential of the Company, the number of IMAs likely to purchase shares of its Common Stock, and the present state of the Company's development, and other factors deemed relevant.



                          LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Michael G. Quinn, Esq., Wichita, Kansas.



                             EXPERTS

     The financial statements for the years ended December 31, 1997 and 1996 and the period of June 17, 1995 (date of inception) to December 31, 1995 have been included herein in reliance upon the report of Berberich Trahan & Co., P.A., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



                      ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form SB-2 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and financial schedules thereto. Reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby.
Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and such exhibits and schedules, copies of which may be examined or copied at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 or through the Commission's Web site at www.sec.gov.


             [REMAINDER OF PAGE INTENTIONALLY BLANK]

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                    INDEX TO FINANCIAL STATEMENTS




                                                                       Page
                                                                       ----
Independent Auditors' Report                                           F-2

Financial Statements:

  Balance Sheets at December 31, 1996 and 1997, and
   March 31, 1998 (unaudited)                                          F-3

  Statements of Operations for Period From June 17, 1995 (Date of
   Inception) to December 31, 1995, Years Ended December 31
    1996 and 1997, and Three Months Ended March 31, 1997
   and 1998 (Unaudited)                                                F-4

  Statements of Changes in Stockholders' Equity for Period From
   June 17, 1995 (Date of Inception) to December 31, 1995,
   Years Ended December 31, 1996 and 1997, and Three
   Months Ended March 31, 1997 and 1998 (Unaudited)                    F-5

  Statements of Cash Flows for Period From June 17, 1995 (Date of
   Inception) to December 31, 1995, Years Ended December 31,
   1996 and 1997, and Three Months Ended March 31, 1997
   and 1998 (Unaudited)                                               F-6

  Notes to Financial Statements                                       F-7 - F-12

                     INDEPENDENT AUDITORS' REPORT
                     ----------------------------


Board of Directors
Renaissance Designer Gallery Products, Inc.:

We have audited the accompanying balance sheets of Renaissance Designer Gallery Products, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996 and for the period from June 17, 1995 (Date of Inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renaissance Designer Gallery Products, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 and for the period from June 17, 1995 (Date of Inception) to December 31, 1995 in conformity with generally accepted accounting principles.

                                          BERBERICH TRAHAN & CO., P.A.




Topeka, Kansas
February 3, 1998 (except for Note 7, which is dated March 13, 1998)

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                            BALANCE SHEETS

                                                         December 31,   December 31,     March 31,
                                                             1996           1997           1998
                                                         -----------    -----------    -----------
                                                                                       (Unaudited)
ASSETS
------

Current assets:
  Cash                                                   $  150,336     $  193,333     $  317,959
  Inventory                                                 261,319        182,247        210,914
  Income tax receivable (Note 2)                                 -          67,000         58,655
  Investment in precious metals                              17,815             -              -
  Other receivable                                               -          13,974         18,026
                                                         -----------    -----------    -----------

       Total current assets                                 429,470        456,554        605,554
                                                         -----------    -----------    -----------

Property and equipment:
  Vehicles                                                   39,384         24,882         24,882
  Office furniture and equipment                             92,617        105,270        134,142
                                                         -----------    -----------    -----------

                                                            132,001        130,152        159,024
Less accumulated depreciation and amortization               18,579         42,225        (49,681)
                                                         -----------    -----------    -----------

                                                            113,422         87,927        109,343
Deferred registration costs                                      -              -          35,730
Other assets                                                    700            502            452
                                                         -----------    -----------    -----------

                                                         $  543,592     $  544,983      $ 751,079
                                                         ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Accounts payable                                       $  147,891     $  103,480     $   94,526
  Accrued expenses                                               -          24,527         45,709
  Accrued income taxes (Note 2)                              83,000             -              -
                                                         -----------    -----------    -----------

       Total current liabilities                            230,891        128,007        140,235
                                                         -----------    -----------    -----------

Stockholders' equity (Note 5):
  Preferred stock, $ .01 par value, 10,000,000 shares
   authorized; -0- shares issued and outstanding                 -             -               -
  Common stock, $ .01 par value, 500,000,000 shares
   authorized, 109,672,563 issued and outstanding
   at December 31, 1996, and 130,000,000 issued
   and outstanding, of which 1,056,624 are held
   as treasury stock at December 31, 1997, and
   March 31, 1998                                         1,096,726      1,300,000      1,300,000
Additional paid-in capital (deficit)                       (916,026)      (476,300)      (476,300)
Retained earnings (deficit)                                 132,001       (385,724)      (191,856)
                                                         -----------    -----------    -----------

                                                            312,701        437,976        631,844
                                                         -----------    -----------    -----------

Less treasury stock - at cost                                     -        (21,000)       (21,000)
                                                         -----------    -----------    -----------

       Total stockholders' equity                           312,701        416,976        610,844
                                                         -----------    -----------    -----------

Commitments and contingencies (Notes 3 and 5)
                                                         -----------    -----------    -----------

                                                         $  543,592     $  544,983     $  751,079
                                                         ===========    ===========    ===========

             See accompanying notes to financial statements.

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                       STATEMENTS OF OPERATIONS


                                             Period From
                                             June 17, 1995
                                             (Date of               Year Ended                   Three Months Ended
                                             Inception) to   ---------------------------     ---------------------------
                                             December 31,    December 31,    December 31,      March 31,       March 31,
                                                  1995           1996            1997            1997            1998
                                             -----------     -----------     -----------     -----------     -----------
                                                                                                    (Unaudited)
Sales,  net  of  returns  and allowances     $   340,108     $ 3,730,220     $ 1,217,835     $   276,711     $   889,147
                                             -----------     -----------     -----------     -----------     -----------
Operating costs and expenses:
  Cost of goods sold                              92,384         709,675         413,809         115,312          90,929
  Commissions expense                            119,874       1,315,368         460,885         115,277         306,982
  Other operating, selling and
    administrative  expenses                     113,010       1,482,756         929,437         313,439         299,116
                                             -----------     -----------     -----------     -----------     -----------

      Total operating costs and expenses         325,268       3,507,799       1,804,131         544,028         697,027
                                             -----------     -----------     -----------     -----------     -----------

      Income (loss) from operations               14,840         222,421        (586,296)       (267,317)        192,120

Other income (expense):
    Interest income, net                             107           3,561           1,571           1,364           1,748
    Unrealized loss on investments                    -          (25,928)             -               -               -
                                             -----------     -----------     -----------     -----------     -----------

                                                     107         (22,367)          1,571           1,364           1,748
                                             -----------     -----------     -----------     -----------     -----------

      Income (loss) before income tax             14,947         200,054        (584,725)       (265,953)        193,868

Income tax refund (expense) (Note 2)                  -          (83,000)         67,000          67,000              -
                                             -----------     -----------     -----------     -----------     -----------

      Net  income  (loss)                    $    14,947     $   117,054     $  (517,725)     $ (198,953)    $  193,868
                                             ===========     ===========     ===========     ===========     ===========

Income (loss) per share:
  Basic                                      $     .0001     $     .0011     $    (.0043)     $   (.0017)    $    .0015
                                             ===========     ===========     ===========     ===========     ===========

  Diluted                                    $     .0001     $     .0011     $    (.0043)     $   (.0017)    $    .0015
                                             ===========     ===========     ===========     ===========     ===========

             See accompanying notes to financial statements.

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                  Additional
                                                                    Paid-In         Retained
                                         Common Stock               Capital         Earnings        Treasury
                                    Shares          Amount         (Deficit)        (Deficit)         Stock            Total
                                 -----------     -----------     -----------      -----------     ------------     ------------
Balance, June 17, 1995                    -      $        -      $        -       $        -      $         -      $         -

Issuance of common stock         100,630,878       1,006,309      (1,005,309)              -                -             1,000

Net income                                -               -               -            14,947               -            14,947
                                 -----------     -----------     -----------      -----------     ------------     ------------

Balance, December 31, 1995       100,630,878       1,006,309      (1,005,309)          14,947               -            15,947

Issuance of common stock           9,041,684          90,417          89,283               -                -           179,700

Net income                                -               -               -           117,054               -           117,054
                                 -----------     -----------     -----------      -----------     ------------     ------------
Balance, December 31, 1996       109,672,562       1,096,726        (916,026)         132,001               -           312,701

Issuance of common stock          27,170,338         271,703         407,297               -                -           679,000

Common stock repurchased
  and reissued                    (6,842,900)        (68,429)         32,429               -                -           (36,000)

Purchase of 1,056,624 shares
  of common stock                         -               -               -                -           (21,000)         (21,000)

Net loss                                  -               -               -          (517,725)               -         (517,725)
                                 -----------     -----------     -----------      -----------     ------------     ------------

Balance, December 31, 1997       130,000,000       1,300,000        (476,300)        (385,724)         (21,000)         416,976

Net income (unaudited)                    -               -               -           193,868               -           193,868
                                 -----------     -----------     -----------      -----------     ------------     ------------

Balance, March 31, 1998
  (unaudited)                    130,000,000     $ 1,300,000     $  (476,300)     $  (191,856)     $   (21,000)     $   610,844
                                 ===========     ===========     ===========      ===========     ============     ============


             See accompanying notes to financial statements.

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                       STATEMENTS OF CASH FLOWS


                                                     Period From
                                                     June 17, 1995
                                                     (Date of               Year Ended              Three Months Ended
                                                     Inception) to   -------------------------    -------------------------
                                                     December 31,    December 31,  December 31,    March 31,      March 31,
                                                        1995            1996           1997          1997           1998
                                                                                                         (Unaudited)
                                                     -----------     -----------   -----------    ----------     ----------
Cash flows from operating activities:
  Net income (loss)                                  $  14,947       $ 117,054     $(517,725)     $(198,953)     $ 193,868
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
      Depreciation and amortization                      1,449          17,430        27,227          7,058          7,506
      Unrealized loss on investments                        -           25,928            -              -              -
      Loss on sale of vehicle                               -               -          3,619             -              -
      Changes in assets and liabilities:
        Inventories                                    (32,204)       (229,115)       79,072         80,229        (28,667)
        Other receivable                                    -               -        (13,974)            -          (4,052)
        Income tax receivable                               -               -        (67,000)       (54,000)         8,345
        Accounts payable                                 2,074         145,817       (44,411)      (121,000)        (8,954)
        Accrued expenses                                    -               -         24,527             -          21,182
        Accrued income taxes                                -           83,000       (83,000)       (83,000)            -
                                                     -----------     -----------   -----------    ----------     ----------

          Net cash provided by (used in)
            operating activities                       (13,734)        160,114      (591,665)      (369,666)       189,228

Cash flows used for investing activities:
  Purchase of vehicles and office equipment            (15,784)       (116,217)      (12,653)        (8,152)       (28,872)
  Proceeds from sale of vehicle                             -               -          7,500             -              -
  Organization cost                                     (1,000)             -             -              -              -
  Decrease (increase) in investment                         -          (43,743)       17,815           (927)            -
                                                     -----------     -----------   -----------    ----------     ----------

          Net cash provided by (used in)
            investing activities                       (16,784)       (159,960)       12,662         (9,079)       (28,872)
                                                     -----------     -----------   -----------    ----------     ----------

Cash flows from financing activities:
  Issuance of common stock                               1,000         179,700       643,000        320,000             -
  Purchase of treasury stock                                -               -        (21,000)            -              -
  Increase (decrease) in due to officer                 55,052         (55,052)           -              -              -
  Deferred registration costs                               -               -             -              -         (35,730)
                                                     -----------     -----------   -----------    ----------     ----------

          Net cash provided by (used in)
            financing activities                        56,052         124,648       622,000        320,000        (35,000)
                                                     -----------     -----------   -----------    ----------     ----------

          Net increase in cash                          25,534         124,802        42,997        (58,745)       124,626

Cash, beginning of period                                   -           25,534       150,336        150,336        193,333
                                                     -----------     -----------   -----------    ----------     ----------

Cash, end of period                                  $  25,534       $ 150,336     $ 193,333     $   91,591      $ 317,959
                                                     ===========     ===========   ==========    ==========     ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid during the period for interest           $     131       $   3,345     $   1,893     $       -       $      50
                                                     ===========     ===========   ==========    ==========     ==========

  Cash paid (refunded) during the period for
    income taxes                                     $  14,947       $      -     $   70,000     $       -       $  (8,345)
                                                     ===========     ===========   ==========    ==========     ==========

             See accompanying notes to financial statements.

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                    NOTES TO FINANCIAL STATEMENTS




1 -  Summary of Significant Accounting Policies
     ------------------------------------------

     Organization
     ------------

     Renaissance Designer Gallery Products, Inc. (the Company) was formed on June 17, 1995 and began developing a national network marketing sales organization through the recruitment of independent sales representatives throughout the country. The Company's products include fine jewelry, fine art and collectibles, gourmet food, high fiber, low fat cookies, and truck/utility sport vehicle accessories. In November 1997, the Company formed a new marketing division called Advantage International Marking
     (AIM). AIM's sole purpose is to market the Tax Advantage System, which is designed to identify and maximize income tax deductions for anyone involved in a home-based business. The Company is highly dependent upon its national network of independent sales representatives for product sales. The Company's national headquarters and inventory warehouse are located in Topeka, Kansas.

     Interim Financial Information (Unaudited)
     -----------------------------------------

     The accompanying balance sheet at March 31, 1998 and the accompanying unaudited statements of income and cash flows for the three month periods ended March 31,1998 and March 31, 1997 have been prepared by the Company without an audit. In the opinion of management, all adjustments considered necessary for a fair presentation of the results for the interim periods have been included. All adjustments were of a normal and recurring nature. Results for interim periods are not necessarily indicative of the results that may be expected for a full year.

     Inventories
     -----------

     Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Inventories consist of finished goods.

     Investments
     -----------

     Investments in precious metals are valued at market and are net of amounts borrowed against the precious metals. These investments were sold in 1997 at approximately the December 31, 1996 book value.

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                    NOTES TO FINANCIAL STATEMENTS
                             (Continued)



1 -  Summary of Significant Accounting Policies (Continued)
     ------------------------------------------------------

     Property and Equipment
     ----------------------

     Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of five years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized. Depreciation charged to expense for the period from June 17, 1995 (Date of Inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997 was $ 1,349, $ 17,230 and $ 27,029, respectively.

     Revenue Recognition
     -------------------

     Revenues are recognized at the time the sale is made.

     Income (Loss) Per Share - Basic and Diluted
     -------------------------------------------

     In February 1997, the Financial Accounting Standards Board issued FAS No. 128, Earnings Per Share, effective for the Company in the 1997 calendar year. FAS 128 simplified income (loss) per share calculations and requires the reporting of "basic" and "diluted" income (loss) per share to replace the former primary and fully diluted income (loss) per share, respectively. The Company has adopted FAS 128 for 1997 annual results and restated all previously reported income (loss) per share. There was no change in diluted income (loss) per share compared to fully diluted income (loss) per share.

     Basic income (loss) per share is based on the weighted average number of shares of common stock outstanding, as adjusted for the stock split described in Note 7. Diluted income (loss) per share is based on the weighted average number of shares of common stock and common stock equivalents (stock options) outstanding during the year, as adjusted for the stock split in Note 7.

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                    NOTES TO FINANCIAL STATEMENTS
                             (Continued)



1 -  Summary of Significant Accounting Policies (Continued)

     Income (Loss) Per Share - Basic and Diluted (Continued)

     A reconciliation of the numerators and the denominators of the basic and diluted per-share computations is as follows:

                                Period from June 17, 1995
                                  (Date of Inception) to                   Year Ended                        Year Ended
                                     December 31, 1995                  December 31, 1996                 December 31, 1997
                                                         Per-                              Per-                               Per
                             Earnings      Shares       Share    Earnings     Shares      Share    Earnings      Shares      Share
                            (Numerator) (Denominator)  Amount  (Numerator) (Denominator)  Amount  (Numerator) (Denominator)  Amount
                             ---------   -----------   ------   ---------   -----------   ------   ---------   -----------   ------
     Basic income
       (loss) per share
       Income available
        to common stock-
          holders            $14,947     100,630,878   .0001    $117,054    108,123,686   .0011    $(517,725)  120,173,814   .0043

     Effect of dilutive
       securities
          Stock   options         -               -       -           -              -       -            -      1,333,333      -
                             ---------   -----------   ------   ---------   -----------   ------   ---------   -----------   ------

     Diluted earnings
       per share
        Income available to
         common stock-
           holders$           14,947    100,630,878    .0001    $117,054    108,123,686   .0011    $(517,725)  121,507,147   .0043
                             =========   ===========   ======   =========   ===========   ======   =========   ===========   ======

     Statement of Cash Flows
     -----------------------

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be a cash equivalent. At the balance sheet date, cash and cash equivalents consist of checking and savings accounts at financial institutions.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                    NOTES TO FINANCIAL STATEMENTS
                             (Continued)



2 -  Provision for Income Tax
     ------------------------

     For the period June 17, 1995 to December 31, 1995, no taxes were provided because of the limited amount of income. For the year ended December 31, 1996, $ 83,000 of current income taxes were provided.

     A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate (34%) to income before income taxes is as follows:

                                                                       Year Ended
                                                                      December 31,
                                                                         1996
                                                                      -----------
     Taxes computed at federal statutory rate                         $  70,000
     State and local income taxes - net of Federal tax benefit           15,000
     Other - net                                                         (2,000)
                                                                      -----------

                                                                      $  83,000
                                                                      ===========

     In 1997, the Company has reflected, in the statement of operations, an income tax refund of $ 67,000 representing the amount it is able to carryback operating losses to 1996. At December 31, 1997, the Company has reserved the potential tax benefit of approximately $ 115,000 relating to operating loss carryforwards because the likelihood of realization could not be established.

3 -  Operating Leases
     ----------------

     The Company leases office and warehouse space in Topeka, Kansas for $ 5,856 and $ 1,000 per month, respectively. The leases qualify as operating leases. The office and warehouse space is leased on a month-to-month basis. Rental expense was $ 25,527, $ 81,228 and $ 89,833 for the period from June 17, 1995 (Date of Inception) to December 31, 1995, and years ended December 31, 1996 and 1997, respectively.


4 -  Related Party Transactions
     --------------------------

     Starting in 1996, the Company leased certain software for $ 5,000 per month from another company that is owned by the chief executive officer of the Company. For the year ended December 31, 1996, the software rental expense was $ 60,000. During 1997, the Company paid $ 20,100 before terminating the lease, and is utilizing the software without cost since that time.

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                    NOTES TO FINANCIAL STATEMENTS
                             (Continued)



5 -  Stock Option Plan
     -----------------

     The Company, by resolution of its Board of Directors on September 27, 1997, authorized stock options to persons serving as members of the Board of Directors of the Company. Such stock options are available to existing directors or to persons who may become members of the Board of Directors of the Company in the future and so long as said resolution is in effect. Under the terms of the resolution, each current director is authorized to purchase 1,000,000 shares of the common stock of the Company at a price of $ .02 per share. Such stock options will vest in the amount of 200,000 shares of common stock per year for each year that a person serves as a director of the Company. Such options must be exercised within five years from the date the director first took office. At December 31, 1997, 5,000,000 options were outstanding of which 1,000,000 are exercisable at December 31, 1997. However, none were exercised at December 31, 1997.

     The Company accounts for stock options in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock
     Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. On December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, FAS 123 allows entities to continue to apply the provisions of APB Opinion
     No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in FAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of FAS 123.

     Since the Company applies APB Opinion No. 25 in accounting for its plans, no compensation cost has been recognized for its stock options issued to employees in the financial statements. Had the Company recorded compensation expense based on the fair value at the grant date for its stock options under FAS 123, the Company's net earnings and earnings per share on a diluted basis would have been reduced by approximately $ 2,500 with no effect on loss per share in 1997.


6 -  Litigation
     ----------

     In 1997, a lawsuit was filed against the Company alleging wrongful termination under employment contracts. The plaintiff seeks declatory judgment, compensatory and punitive damages in excess of $ 10,000. As of February 15, 1998, the Company plans to settle the lawsuit for a nominal amount and has accrued a liability for that amount.

             RENAISSANCE DESIGNER GALLERY PRODUCTS, INC.

                    NOTES TO FINANCIAL STATEMENTS
                             (Continued)



7 -  Stock Split
     -----------
     Through Board resolution, the Company effected a 10063.0878197 for 1 stock split of the Company's common stock effective March 13, 1998. This stock split has been reflected retroactively for all periods presented in the accompanying financial statements and, accordingly, all applicable shares and per share amounts have been restated to reflect the stock split. The application of the stock split produces a deficit in the additional paid in capital account since the Company retained the $ .01 par value for common stock.

                       PRODUCT LINE AFTER PRODUCT LINE


[PICTURE:                        TAX ADVANTAGE SYSTEM
  TAX ADVANTAGE SYSTEM]          - Workbook, Audio Tape Set (ref. to IRS Code)
                                      Vehicle Log, Binder, Portfolio
                                      Simple Recordkeeping System
                                 - Renaissance Membership
                                      Wholesale Product Catalogs, forms, etc.
                                 - Personalized Business Plan
                                 - Medical Reimbursement Contract
                                 - Employment Contract
                                 - Independent Contractor Agreement


FINE JEWELRY & WATCHES             [PICTURE:
- Rolex, Nobel & Croton Watches       FINE JEWELRY & WATCHES]
- Diamond Engagement Rings
- 14K Italian Gold Chains
- Tennis Braclets


[PICTURE:                        HOUSEHOLD ITEMS
  HOUSEHOLD ITEMS]               - Quality Stainless Steel Cookware
                                 - Heavy Gauge Cutlery Sets
                                 - Luggage, Brief Cases, Pen Sets
                                 - Gold & Silver Plated Tea Sets & Serving Ware


TOOLS, ETC.                      [PICTURE:
- Tool Kits                         TOOLS, ETC.]
- Emergency Kits
- Multi-Function Tools and Knives
- Camping Gear and Cameras

==========================================================
----------------------------------------------------------
NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE
OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR ANY PARTICIPATING
BROKER/DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE
AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY
OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY
ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION.  NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY
DATE SUBSEQUENT TO THE DATE HEREOF.

                 -------------------

                 TABLE OF CONTENTS
                                             PAGE
                                             ----
Prospectus Summary                              3
Risk Factors                                    6
Use of Proceeds                                11
Dividend Policy                                12
Capitalization                                 13
Dilution                                       13
Selected Financial and Operating Data          14
Management Discussion and Analysis
     of Financial Condition and Results
     of Operations                             15
Business                                       20
Management                                     26
Certain Transactions                           30
Principal Stockholders                         30
Description of Capital Stock                   31
Shares Eligible for Future Sale                33
Plan of Distribution                           35
Legal Matters                                  36
Experts                                        36
Additional Information                         36
Index of Financial Statement                  F-1

                 -------------------

UNTIL           , 1998 (90 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE
COMMON STOCK OFFERED HEREBY, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

----------------------------------------------------------
==========================================================

==========================================================
----------------------------------------------------------


               UP TO 50,000,000 SHARES


                  OF COMMON STOCK


                RENAISSANCE DESIGNER
               GALLERY PRODUCTS, INC.


                       [LOGO]


                     ----------
                     PROSPECTUS
                     ----------







                AUGUST        , 1998



----------------------------------------------------------
==========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Nevada General Corporation Code confers broad powers upon corporations incorporated in Nevada with respect to indemnification of any person against liabilities incurred by reason of the fact that such person is or was an officer or director against liability incurred in his official capacity with the corporation including expenses and attorneys fees. Article TENTH of the Restated Articles of Incorporation provides as follows:

     "A.     The Corporation shall have power to indemnify any person who was or is a party or is threatened to made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceedings had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction, or on plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful.

     B. The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and except that no indemnification shall be made in respect to any claim, issue or manner as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suite was brought shall determine upon application that despite the adjudication of liabilities but in view of all the circumstances of the case, such persons is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     C. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections A and B, or in defense of any claim, issue or matter therein he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.


     D. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors.

     E. The indemnification provided by this section shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to his action in other capacities while holding such office and shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     F. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this section."

     The Selling Agreement, filed as Exhibit 1(a) to this Registration Statement, provides for the indemnification by the Company to any participating broker/dealer in the sale of the Common Stock, and each person, if any, who controls the broker/dealer against certain liabilities and expenses, as stated therein, which may include liabilities under the Securities Act of 1933, as amended. The Selling Agreement also provides that the broker/dealer similarly indemnify the Company, its directors, officers and controlling persons, as set forth therein.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a list of the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, all of which is to be paid by the
Registrant:

     SEC Registration Fee                      $  1,475
     NASD Registration Fees                       1,000
     OTC-BB                                       2,500
     Printing and Engraving Expenses             10,000
     Legal Fees and Expenses                     45,000
     Accounting Fees and Expenses                25,000
     Blue Sky Qualification Fees and Expenses     6,000
     Transfer Agent and Registrar's Fees          1,500
     Miscellaneous                               7,.525
                                               --------
          Total                                $100,000
                                               ========

--------------------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following tables set forth the Company's sales of unregistered securities since its inception in June, 1995. No underwriters were involved in any of such sales nor were any commissions or similar fees paid by the registrant with respect thereto. The number of shares set forth below have been adjusted to reflect a stock split effected on March 13, 1998.

     The following shares of Common Stock were sold on the date indicated to the persons indicated on the formation of the Company in June, 1995, for a total consideration of $1,000. The Company claims exemption from registration for these issuances under Section 4(2) of the Securities Act of 1933, as amended.


                      TITLE OF        AMOUNT OF
 DATE OF             SECURITIES       SECURITIES
  SALE                  SOLD             SOLD          IDENTITY OF PURCHASER
--------             ----------       ----------       ---------------------
  8/4/95             Common            5,031.544       John Meadows
  8/4/95             Common            5,031.544       Melvin McCall
  8/4/95             Common            2,515,722       Joe Boiros
  8/4/95             Common           88,052,018       Michael C. Cooper

     The following shares of the Company's Common Stock were purchased by the individuals named hereafter, who acted as independent sales representatives of the Company, on the dates indicated, at a price of approximately $0.02 per share. Such persons were furnished recent financial statements of the Company, a disclosure document, and were persons considered by the Company to be closely associated with the Company and had knowledge and understanding of it affairs. Such shares were issued as "restricted" securities and a legend denoting this restriction was placed on the share certificates. The purchasers of these shares represented to the Company that they were acquiring the Common Stock for investment and not for resale. These individuals have had a close personal and business relationship with officers of the Company. The Company claims exemption from registration for these issuances under Section 4(2) of the Securities Act of 1933, as amended.

                      TITLE OF        AMOUNT OF
 DATE OF             SECURITIES       SECURITIES
  SALE                  SOLD             SOLD          IDENTITY OF PURCHASER
---------            ----------       ----------       ---------------------
 5/23/96             Common             503,154        Kenneth Ray and Frieda Jo Buster
 5/23/96             Common             503,154        Carolyn L. and Danny L. Strand
 5/23/96             Common             503,154        Rex E. Gomillion
 5/23/96             Common             503,154        F. Dale Curry
 5/23/96             Common             503,154        L. Brian and Allison W. Cagle
 5/23/96             Common             805,047        Patricia R. Discenza
 5/23/96             Common             754,732        Rande S. Gray
 5/23/96             Common           1,257,886        Summa Lending & Leasing, Inc.
 5/23/96             Common             503,154        Curtis L. Burgess
 5/23/96             Common                            The Cheng H. Hsu and Yao L. Hsu
                                        503,154        Revocable Living Trust
 5/23/96             Common           1,444,053        Jimmie B. Estes
 5/23/96             Common             503,154        Laura L. Muscatella Trust
 5/23/96             Common             503,154        Cox and Waldnep, A Corporation
 5/23/96             Common             251,577        Randy Hughes Trust

     The following persons purchased Common Stock of the Company on the dates indicated at a price of approximately $0.04 per share, except that Mr. Flitner purchased his shares for approximately $0.02 per share and the sale to the Don
W. John Living Trust on 12/08/97 was at a price of approximately $0.02 per share. The purchasers of these shares represented to the Company that they were "accredited investors," as such term is defined under Regulation D of the Securities Act of 1933, as amended, and upon the Company's knowledge of the financial condition of said persons. Each person represented their purchase of Common Stock as an investment and not for resale. The shares were issued as "Restricted" securities and a legend describing the restriction was placed on the share certificates. The Company claims exemption from registration for these issuances under Section 4(2) of the Securities Act of 1933, as amended.

                      TITLE OF        AMOUNT OF
 DATE OF             SECURITIES       SECURITIES
  SALE                  SOLD             SOLD          IDENTITY OF PURCHASER
---------            ----------       ----------       ---------------------
 01/27/97            Common           6,289,430        Don W. John Living Trust
 07/16/97            Common           3,773,658        Don W. John Living Trust
 09/29/97            Common           1,358,517        Don W. John Living Trust
 12/08/97            Common           5,031,544        Don W. John Living Trust
 01/29/97            Common             628,943        F. Dale and Beverly J. Curry
 02/13/97            Common           1,257,886        John M. Giesecke
 04/01/97            Common             251,577        Jim L. Flitner
 09/19/97            Common             251,577        Chuck Siffa
 12/30/97            Common             251,577        David Ostrander
 12/31/97            Common             628,943        David Weatherford

ITEM 27. EXHIBITS

     The following exhibits are filed herewith:

     EXHIBIT
     NUMBER         DESCRIPTION
     -------        -----------
     1(a)           Amended Form of Selling Agreement
     1(b)           Amended Form of Company's Subscription Agreement
     1(c)           Amended Form of Proceeds Escrow Agreement
     3(a)           Restated Articles of Incorporation
    *3(b)           Bylaws
     4              Specimen of Common Stock Certificate
    *5              Opinion of Michael G. Quinn, Esq.
    *10(a)(i)       Company's Agreement with FAR, Inc. (consulting)
    *10(a)(ii)      Company's Agreement with A&T, Inc. (consulting)
    *10(a)(iii)     Company's Agreement with My Tax Man, Inc. (consulting)
    *10(a)(iv)      Form of Independent Contractors Agreement (product)
    *10(a)(v)       Form of Independent Marketing Associate Agreement (AIM)
    *10(a)(vi)      Sublease Agreement for Company's Office
    *10(a)(vii)     Letter Agreement for Company's Warehouse
    *10(b)(i)       Resolution of Board of Directors for Directors Stock Option
     23(a)          Consent of Berberich Trahan & Co., P.A.
    *23(b)          Consent of Michael G. Quinn, Esq. (contained in Exhibit 5)

--------------------
     * Previously filed

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

          (4) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant, Renaissance Designer Gallery Products, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on this 31st day of July, 1998

                                        RENAISSANCE DESIGNER GALLERY
                                        PRODUCTS, INC.


                                        By:      /s/ Michael C. Cooper
                                            -----------------------------
                                              Michael C. Cooper
                                              President, Treasurer
                                              and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 31, 1998.

     SIGNATURE                         TITLE
     ---------                         -----
  /s/ Michael C. Cooper                President, Treasurer and Director
--------------------------
     Michael C. Cooper                 (Principal Executive and Financial Officer)


  /s/ James H. Carter                  Chairman of the Board and Director
------------------------
     James H. Carter


  /s/ Sheryl S. Tasker                 Secretary /Treasurer (Chief Financial Officer)
-------------------------
     Sheryl S. Tasker


  /s/ Robert N. Kelly                  Director
------------------------
     Robert N. Kelly


  /s/ Richard W. Dahms                 Director
-------------------------
     Richard W. Dahms


  /s/ Michael Muscatella               Director
---------------------------
     Michael Muscatella

                                 EXHIBIT INDEX

      EXHIBIT                                                                       SEQUENTIALLY
      NUMBER          DESCRIPTION                                                  NUMBERICAL PAGE
      -------         -----------                                                  ---------------
      1(a)            Amended Form of Selling Agreement
      1(b)            Amended Form of Company's Subscription Agreement
      1(c)            Amended Form of Proceeds Escrow Agreement
     *3(a)            Restated Articles of Incorporation
     *3(b)            Bylaws
      4               Specimen of Common Stock Certificate
     *5               Opinion of Michael G. Quinn, Esq.
     *10(a)(i)        Company's Agreement with FAR, Inc.
     *10(a)(ii)       Company's Agreement with A&T, Inc.
     *10(a)(iii)      Company's Agreement with My Tax Man, Inc.
     *10(a)(iv)       Form of Independent Contractors Agreement
     *10(a)(v)        Form of Independent Marketing Associate Agreement
     *10(a)(vi)       Sublease Agreement for Company's Office
     *10(a)(vii)      Letter Agreement for Company's Warehouse
     *10(b)(i)        Resolution of Board of Directors for Directors Stock
                      Option
      23(a)           Consent of Berberich Trahan & Co., P.A.
     *23(b)           Consent of Michael G. Quinn, Esq.
                        (to be contained in Exhibit 5)


--------------------
* Previously filed